UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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The Greenbrier Companies, Inc.

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One Centerpointe Drive

Suite 200

Lake Oswego, Oregon 97035

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

January 6, 2017

To Our Shareholders:

The Annual Meeting of Shareholders of The Greenbrier Companies, Inc. (the “Company,” “we,” “us,” and “our”) will be held beginning at 2:00 p.m. on Friday, January 6, 2017 at the Benson Hotel, 309 SW Broadway, Portland, Oregon for the following purposes:

1. Electing two directors of the Company;

2. Obtaining an advisory vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission (the “SEC”);

3. Ratifying the appointment of KPMG LLP as the Company’s independent auditors for 2017; and

4. Transacting such other business as may properly come before the meeting.

Only holders of record of our Common Stock at the close of business on November 4, 2016 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Shareholders may vote in person or by proxy.

By Order of the Board of Directors,

/s/ Sherrill A. Corbett
Sherrill A. Corbett Secretary

Lake Oswego, Oregon

November 14, 2016

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on January 6, 2017: The Proxy Statement and Annual Report to Shareholders are available at www.gbrx.com/proxy.

THE GREENBRIER COMPANIES, INC.

One Centerpointe Drive

Suite 200

Lake Oswego, Oregon 97035

PROXY STATEMENT

2017 Annual Meeting of Shareholders

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Greenbrier Companies, Inc. (the “Company,” “we,” “us,” and “our”) of proxies to be voted at the 2017 Annual Meeting of Shareholders of the Company to be held beginning at 2:00 p.m. on Friday, January 6, 2017 at the Benson Hotel, 309 SW Broadway, Portland, Oregon, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed, dated and returned prior to the voting at the meeting, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted as the Board of Directors recommends. The persons named in the proxies will have discretion to vote on such other business as may properly come before the meeting or any adjournments or postponements thereof.

Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a shareholder cast in person at the meeting. The cost of soliciting proxies will be borne by us. In addition to solicitation by mail, proxies may be solicited personally by our officers and regular employees or by telephone, facsimile, electronic transmission or express mail. We have also engaged Innisfree M&A Incorporated to assist in the distribution of proxy materials and the solicitation of votes as described below. We will pay Innisfree a fee of $10,000 plus customary costs and expenses for these services. The Company has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement. We will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. This Proxy Statement is first being released to shareholders on November 14, 2016.

VOTING

Holders of record of our Common Stock at the close of business on November 4, 2016, will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of November 4, 2016, there were 28,367,827 shares of Common Stock outstanding and entitled to vote, and a majority, or 14,183,914 of these shares, will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder to one vote on each matter that may properly come before the meeting. Shareholders are not entitled to cumulative voting in the election of directors. For shares held through a broker or other nominee that is a New York Stock Exchange (“NYSE”) member organization, if a matter to be voted on is considered routine, the broker has discretion to vote the shares. If the matter to be voted on is determined to be non-routine, the broker may not vote the shares without specific instruction from the shareholder. Director elections and the advisory vote on executive compensation are not considered routine matters.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors is presently composed of eight directors. The directors are divided into three classes, with an approximately equal number of directors in each class. One class is elected each year for a three-year term. The two nominees recommended by our Nominating and Corporate Governance Committee and nominated by the Board of Directors for election as Class II directors to serve until the Annual Meeting of Shareholders in 2020, or until their respective successors are elected and qualified, are Graeme A. Jack and Wendy L. Teramoto. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The two nominees for director receiving the highest number of votes will be elected to the Board of Directors. The Company’s Corporate Governance Guidelines, however, provide that any nominee for director elected in an uncontested election at an Annual Meeting of Shareholders must submit a written resignation offer to the Board of Directors within two weeks after the Company’s certification of the election results, if the nominee has received a greater number of votes withheld from his or her election than votes for such election. The Nominating and Corporate Governance Committee will then evaluate the best interests of the Company and its shareholders and recommend to the Board of Directors the action to be taken with respect to any tendered resignation. Any director tendering a resignation offer to the Board of Directors will not participate in the Committee or Board consideration of whether to accept such resignation offer.

If a nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any adjournment or postponement thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the other nominees named without nomination of a substitute, or the number of directors may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director.

Under Oregon law, the directors who receive the greatest number of votes cast will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote.

The Board of Directors recommends a vote FOR the election of each of Mr. Jack and Ms. Teramoto. Unless marked otherwise, proxies received will be voted FOR the election of the two nominees.

The following table sets forth certain information about each nominee for election to the Board of Directors and each continuing director.

Name	Age	Positions	Director Since	Expiration of Current Term
Nominees for Election
Class II
Graeme A. Jack(1)(2)(3)	65	Director	2006	2017
Wendy L. Teramoto	42	Director	2009	2017

Directors Continuing in Office
Class I
Thomas B. Fargo(2)(3)	68	Director	2015	2019
Duane C. McDougall(1)(2)(3)	64	Director and Lead Director	2003	2019
Donald A. Washburn(1)(2)(3)	72	Director	2004	2019
Class III
William A. Furman	72	President, Chief Executive Officer and Chairman of the Board of Directors	1981	2018
Charles J. Swindells(3)	74	Director	2005	2018
Kelly M. Williams(1)(3)	52	Director	2015	2018

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

Admiral Thomas B. Fargo, Director. Adm. Fargo has served as a member of the Board since July 2015. Adm. Fargo is a retired military commander with subsequent private sector experience in maritime and other transportation industries. As commander of the U.S. Pacific Command from 2002 until 2005, Admiral Fargo led the world’s largest unified command while directing the joint operations of the Army, Navy, Marine Corps and Air Force. In this role Admiral Fargo acted as U.S. military representative for collective defense arrangements in the Pacific, ultimately responsible to the President and the Secretary of Defense through the chairman, Joint

Chiefs of Staff. Admiral Fargo’s naval career included six tours in Washington, D.C. and extensive duties in the Pacific, Indian Ocean and Middle East including serving as Commander-in-Chief of the U.S. Pacific Fleet and Commander of the Naval Forces of the Central Command. Admiral Fargo serves as Chairman of Huntington Ingalls Industries, America’s largest military shipbuilder, and on the Boards of Directors for Hawaiian Electric Industries, Matson and United States Automobile Association. Previously, he served on the Boards of Northrop Grumman Corporation, Alexander & Baldwin, Inc. and Hawaiian Airlines. Adm. Fargo brings executive leadership, operational and international expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Adm. Fargo to continue to serve as a director of the Company.

William A. Furman, Chief Executive Officer and Chairman of the Board of Directors. Mr. Furman has served as a member of the Board since 1981 and as the Company’s Chief Executive Officer since 1994. He has served as the Chairman of the Board of Directors since January 2014. Mr. Furman has been associated with the Company and its predecessor companies since 1974. Prior to 1974, Mr. Furman was Group Vice President for the Leasing Group of TransPacific Financial Corporation. Earlier he was General Manager of the Finance Division of FMC Corporation. Mr. Furman formerly served as a director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company. As a founder of the Company’s predecessor, Mr. Furman brings executive management and railcar industry experience to the Board as well as historical perspective on the Company’s origins and evolution.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Furman to continue to serve as a director of the Company.

Graeme A. Jack, Director. Mr. Jack has served as a member of the Board since October 2006. Mr. Jack is an independent non-executive director of COSCO Shipping Development Company Limited (previously China Shipping Container Lines Company Limited), the trustee manager of Hutchison Port Holdings Trust. He also serves as an independent trustee of retirement plans established for employees of the CK Hutchison Holdings Limited Group. Mr. Jack is a retired partner of PricewaterhouseCoopers LLP in Hong Kong and brings accounting and financial reporting expertise to the Board as well as extensive experience in international business transactions in Asia generally and in China in particular.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Jack to continue to serve as a director of the Company, subject to shareholder approval at the Annual Meeting.

Duane C. McDougall, Lead Director. Mr. McDougall has served as a member of the Board since 2003 and as Lead Director since January 2014. Mr. McDougall served as Chairman and Chief Executive Officer of Boise Cascade, LLC, a privately held manufacturer of wood products, from December 2008 to August 2009. He was President and Chief Executive Officer of Willamette Industries, Inc., an international forest products company, from 1998 to 2002. Prior to becoming President and Chief Executive Officer, he served as Chief Accounting Officer during his 23-year tenure with Willamette Industries, Inc. He also served as Chairman of the Board of Boise Cascade until April 2015 and still serves as a director on the Board and also serves as a Director of StanCorp Financial Group, which was acquired in March 2016 by a Japanese company, Meiji Yasuda Life Insurance Company. Mr. McDougall has also served as a Director of West Coast Bancorp, a position from which he resigned effective December 31, 2011; as a Director of Cascade Corporation until its sale in 2013; and as a Director of several non-profit organizations. Mr. McDougall brings executive leadership and accounting and financial reporting expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. McDougall to continue to serve as a director of the Company.

Wendy L. Teramoto, Director. Ms. Teramoto has served as a member of the Board since June 2009. Ms. Teramoto is a Managing Director at WL Ross & Co. LLC and has been with WL Ross & Co. LLC in various capacities since 2000. Ms. Teramoto is also a director of DSS Holdings GP Limited, a global shipping company, Navigator Holdings Ltd., a global liquefied petroleum gas shipping company and Nautical Bulk Holdings Ltd., a dry bulk shipping company. She was previously a director of International Coal Group, Inc. from 2004 to 2011, at which point it was acquired by Arch Coal, Inc. Prior to joining WL Ross & Co. LLC, Ms. Teramoto worked at Rothschild Inc., an investment banking firm. Ms. Teramoto holds a B.S. in Accounting from the University of Colorado at Boulder. Ms. Teramoto brings expertise in analyzing financial issues and experience with manufacturing and other heavy industry companies to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Ms. Teramoto to continue to serve as a director of the Company, subject to shareholder approval at the Annual Meeting.

Charles J. Swindells, Director. Mr. Swindells has served as a member of the Board since September 2005. He also provides consulting services to the Company on international projects. Mr. Swindells is currently engaged as an advisor to Bessemer Trust, an independent provider of investment management and wealth planning to families and individuals. Mr. Swindells served as the Vice Chairman, Western Region of U.S. Trust, Bank of America, Private Wealth Management from August 2005 to January 2009. Mr. Swindells served as United States Ambassador to New Zealand and Samoa from 2001 to 2005. Before becoming Ambassador, Mr. Swindells was Vice Chairman of US Trust Company, N.A.; Chairman and Chief Executive Officer of Capital Trust Management Corporation; and Managing Director/Founder of Capital Trust Company. He also served as Chairman of World Wide Value Fund, a closed-end investment company listed on the NYSE. Mr. Swindells was one of five members on the Oregon Investment Council overseeing the $20 billion Public Employee Retirement Fund Investment Portfolio and was a member of numerous non-profit boards of trustees, including serving as Chairman of the Board for Lewis & Clark College in Portland, Oregon. Mr. Swindells brings financial and global business expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Swindells to continue to serve as a director of the Company.

Donald A. Washburn, Director. Mr. Washburn has served as a member of the Board since August 2004. Mr. Washburn is a private investor. Mr. Washburn served as Executive Vice President of Operations of Northwest Airlines, Inc., an international airline, from 1995 to 1998. Mr. Washburn also served as Chairman and President of Northwest Cargo from 1997 to 1998. Prior to becoming Executive Vice President, he served as Senior Vice President for Northwest Airlines, Inc. from 1990 to 1995. Mr. Washburn served in several positions from 1980 to 1990 for Marriott Corporation, an international hospitality company, most recently as Executive Vice President. He also serves as Chairman of the Board of Amedisys, Inc., and serves as a trustee of LaSalle Hotel Properties and a director of Key Technology, Inc., as well as privately held companies and non-profit corporations. Mr. Washburn received his BBA, cum laude, from Loyola University of Chicago, an MBA from Northwestern University’s Kellogg School of Management and a J.D., cum laude, from Northwestern University Pritzker School of Law. He has continued his professional education in business and law attending Harvard Business School, Stanford Law School, Kellogg School of Management, Wharton Business School at the University of Pennsylvania and industry seminars, including the Boardroom Summit and Stanford Director’s College. Mr. Washburn brings executive management and operational expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Washburn to continue to serve as a director of the Company.

Kelly M. Williams, Director. Ms. Williams has served as a member of the Board since April 2015. Ms. Williams is a senior advisor of GCM Grosvenor Private Markets. Until June 1, 2015 Ms. Williams was President of GCM Grosvenor Private Markets, a member of its Management Committee and a member of its Investment Committee. Prior to joining GCM Grosvenor, Ms. Williams was a Managing Director, the Group Head and the chair of the compensation committee of the Customized Fund Investment Group of Credit Suisse Group AG from 2000 through 2013, after Credit Suisse acquired Donaldson, Lufkin and Jenrette, where Ms. Williams was Director of the Customized Fund Investment Group. While serving as Group Head of the Customized Fund Investment Group of Credit Suisse Group AG, she also chaired its Compensation Committee. She was with The Prudential Insurance Company of America from 1993 to 2000, where she was an Executive Director and a founder of the Customized Fund Investment Group in 1999. Prior to joining Prudential, Ms. Williams was an associate with Milbank, Tweed, Hadley & McCloy LLP, where she specialized in global project finance. She graduated magna cum laude from Union College in 1986 with a Bachelor of Arts degree in

Political Science and Mathematics and received her Juris Doctor from New York University School of Law in 1989. Ms. Williams serves in leadership positions on the boards of several non-profits, and has won numerous awards for leadership and public service. In addition, Ms. Williams was named as one of The Most Powerful Women in Finance by American Banker Magazine from 2011-2014. Ms. Williams also serves as a board member of a number of non-profit institutions, including the Robert Toigo Foundation, Springboard Enterprises, Nantucket Historical Association, where she is a member of the Nominating and Governance Committee, and Union College, where she is a member of the Executive Committee, Audit Committee, Investment Committee and chairs the Administration and Finance Committee. Ms. Williams brings executive management, financial and investment expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Ms. Williams to continue to serve as a director of the Company.

Board Committees, Meetings and Charters

During the year ended August 31, 2016, the Board of Directors held nine meetings. The Company maintains a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Copies of the Company’s Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Corporate Governance Guidelines and Code of Business Conduct and Ethics are available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com. The Code of Business Conduct and Ethics applies to all of the Company’s directors, employees and consultants, including its principal executive officer, principal financial officer and principal accounting officer.

Non-management Board members meet without management present at least once annually at a regularly scheduled executive session. The Company’s independent directors generally meet periodically in executive session in conjunction with meetings of the committees of the Board of Directors, which are composed entirely of independent directors. The regular executive sessions of the Company’s non-management directors are held on an annual basis, after the end of each fiscal year of the Company, and are scheduled to approximately coincide with (either immediately before or immediately after) the first regularly scheduled meeting of the Board of Directors to be held after the end of each fiscal year of the Company. The Lead Director presides at the regularly scheduled meetings of the non-management directors.

Messrs. Jack, McDougall and Washburn are members of each of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors. Adm. Fargo is a member of the Compensation and Nominating and Corporate Governance Committees. Ms. Williams is a member of the Audit and Nominating and Corporate Governance Committees. Mr. Swindells is a member of the Nominating and Corporate Governance Committee. Mr. Washburn is the Chairman of the Nominating and Corporate Governance Committee, Mr. Jack is the Chairman of the Audit Committee, and Mr. McDougall is the Chairman of the Compensation Committee. During the year ended August 31, 2016, the Audit Committee held four meetings, the Nominating and Corporate Governance Committee held five meetings and the Compensation Committee held seven meetings. All incumbent directors attended more than 75% of the number of meetings of the Board and its committees on which they served. The reports of the Audit and Compensation Committees for the year are included in this Proxy Statement. Each of the members of these committees is an independent director as defined under the rules of the SEC and the corporate governance standards applicable to companies listed on the NYSE. The Board of Directors has determined that Mr. McDougall and Mr. Jack qualify as “audit committee financial experts” under federal securities laws.

Board Leadership and Structure

The Board has not adopted a specific policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board believes it is appropriate to retain the discretion and flexibility to make these determinations from time to time as needed to provide appropriate leadership for the Company.

Following the departure of Benjamin R. Whiteley as a director and Chairman of the Board of the Company in January 2014, Mr. Furman was appointed as Chairman of the Board, in addition to his roles as Chief Executive Officer of the Company. At this time, in view of Mr. Furman’s long experience and service to the Company in his capacity as Chief Executive Officer and director, the Board believes the most appropriate Board leadership structure for the Company is for Mr. Furman to serve as both Chief Executive Officer and Chairman of the Board.

In his position as Chief Executive Officer, Mr. Furman is responsible for the day to day leadership and performance of the Company. In his role as Chairman of the Board, Mr. Furman sets the strategic priorities for the Board of Directors, presides over its meetings, and communicates its recommendations, decisions, and guidance to the other members of senior management. The Board of Directors believes that the combination of these two roles with Mr. Furman further enhances consistent communication and coordination throughout the organization, and provides an effective and efficient implementation of corporate strategy. In addition, Mr. Furman is the most knowledgeable member of the board of directors regarding the Company’s business and challenges, and the risks the Company faces. In his role as Chairman, Mr. Furman is able to facilitate the board’s oversight of those matters most effectively.

The Board has also established a Lead Director position, to be appointed by the Board at such times as the Chairman of the Board is not an independent director. Effective in January 2014, the Board appointed Duane C. McDougall to be Lead Director. The Lead Director, among other things, serves as a representative for the independent directors and presides at all Board meetings at which the Chairman of the Board is not present, including executive sessions of the non-employee directors.

Risk Oversight

Board of Directors

The Company’s management has the primary responsibility for risk management, including developing appropriate processes and procedures to identify, manage and mitigate risks. Risk oversight is the responsibility of the Board of Directors and focuses on the adequacy of the Company’s enterprise risk management and risk mitigation processes designed and implemented by management. The Board administers its risk oversight function principally through its division of responsibility within its committee structure, with each board committee being responsible for overseeing risk within its area of responsibility. Significant risk oversight matters considered by the committees are reported to and considered by the Board. Some significant risk oversight matters are reported directly to the Board, including matters not falling within the area of responsibility of any committee. Types of risks with the potential to adversely affect the Company include financial and accounting risk, operational risk, compensation risk, strategic risk, liquidity risk, investment risk, competitive risk, government regulation risk, market risk, litigation risk, reputation risk, customer risk, business model risk and compliance risk. If necessary, the Board or a committee may delegate specific risk management tasks to management or, in the case of the Board, to an appropriate committee. The Board believes that risk management is an integral part of the Company’s strategic planning process, which addresses, among other things, the risks and opportunities facing the Company.

Management regularly provides the Board and its various committees with a significant amount of information regarding a wide variety of matters affecting the Company. Matters presented to the Board and board committees generally include information with respect to risks facing the Company and ways that management is addressing those risks. The Board and board committees consider the risk aspects of such information and often request additional information with respect to issues that involve risks to the Company. The Board and board committees also raise risk issues on their own initiative.

The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with those efforts.

Audit Committee

The Company’s Audit Committee oversees the Company’s financial and accounting risk, government regulation risk, investment risk, cybersecurity risk and some litigation risk. The Audit Committee considers financial and accounting risk on a quarterly basis and approves or recommends policies and guidelines concerning various financial related exposures. The Audit Committee also reviews risks related to financial reporting, litigation, and information technology and security risks. The Audit Committee periodically reviews the Company’s risk management program from an insurance coverage perspective to ensure that the Company is maintaining an insurance program to minimize exposure to insurable losses. Additionally, the Company’s internal audit function reports to the Audit Committee, and audit results are regularly presented to the Audit Committee. The Audit Committee review identifies internal controls risks and initiates projects for the annual internal audit plan. Material violations of the Company’s Code of Ethics and Business Conduct and related corporate policies are reported to the Audit Committee and thereafter are reported to the full Board.

Compensation Committee

The Company’s Compensation Committee oversees compensation policies and practices to ensure that they do not promote undue risk-taking. The Compensation Committee evaluates the risk profile of the Company’s executive and broad-based compensation policies and practices, including the balance between short-term and long-term incentives and the use of multiple measures to evaluate performance and determine compensation levels. The Compensation Committee regularly reviews and, when necessary, recommends changes to the Company’s incentive and performance-based compensation plans. Additionally, the Compensation Committee recommends to the Board of Directors policies and processes for the regular and orderly review of the performance and compensation of the Company’s senior executive management personnel.

Nominating and Corporate Governance Committee

The Company’s Nominating and Corporate Governance Committee oversees some risks related to the Company’s strategic planning and succession planning, some litigation risk, some operational risk and some government regulation and compliance risk. This includes oversight of corporate governance programs, succession planning, human resource matters, long-term strategic plans and environmental, health and safety matters. The Nominating and Corporate Governance Committee approves or recommends policies or guidelines concerning business practices and corporate compliance, and regularly receives and reviews reports from counsel on new developments and best practices in corporate governance. Significant compliance issues, such as allegations of discrimination or other potentially serious legal risks, are regularly reviewed by the Nominating and Corporate Governance Committee.

Policy on Majority Voting

The Company’s Corporate Governance Guidelines establish majority voting procedures with respect to the election of directors. Pursuant to the policy, in an uncontested election of directors, any nominee who has received a greater number of votes withheld from his or her election than votes for his or her election will, within two weeks following certification of the shareholder vote by the Company, submit a written resignation offer to the Board of Directors for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days following certification of the shareholder vote by the Company, will make a recommendation to the Board of Directors concerning the acceptance or rejection of the resignation offer.

In determining its recommendation to the Board of Directors, the Nominating and Corporate Governance Committee will consider all factors its members deem relevant, which may include:

•	the stated reason or reasons why shareholders who cast withhold votes for the director did so;

•

the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity); and

•	whether the director’s resignation from the Board of Directors would be in the Company’s best interests and the best interests of the Company’s shareholders.

The Nominating and Corporate Governance Committee also will consider a range of possible alternatives concerning the director’s resignation offer as the members of the Nominating and Corporate Governance Committee deem appropriate, which may include:

•	acceptance of the resignation offer;

•	rejection of the resignation offer; or

•	rejection of the resignation offer coupled with a commitment to seek to address the underlying cause or causes of the majority-withheld vote.

Under the policy, the Board of Directors will take formal action on the recommendation within 90 days following certification of the shareholder vote by the Company. In considering the recommendation, the Board of Directors will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and any additional information, factors and alternatives as the Board of Directors deems relevant. Any director tendering a resignation offer will not participate in the Committee’s or Board’s consideration of whether to accept such resignation offer. The Company will publicly disclose, in a Current Report on Form 8-K filed with the SEC, the decision of the Board of Directors. The Board of Directors will also provide an explanation of the process by which the decision was made and, if applicable, its reason or reasons for rejecting the tendered resignation.

Compensation Committee Interlocks and Insider Participation

Victoria McManus served as Chairman and as a member of the Compensation Committee until October 2015, when she resigned as a director the Company and joined the Company as Executive Vice President and Chief Strategic Officer. Other than Ms. McManus, during the last completed fiscal year, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries, was formerly an officer or employee, or had a relationship with the Company requiring disclosure as a related party transaction. None of the Company’s executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, the executive officers of which served as a director or member of the Compensation Committee of the Company during the fiscal year ended August 31, 2016.

Independence of Directors

The Board has determined that a majority of its directors qualify as independent directors pursuant to the rules adopted by the SEC and the corporate governance standards applicable to companies listed on the NYSE. Applying the NYSE definition of independence, the Board has determined that the following majority of directors qualify as independent: Ms. Williams, and Messrs. Fargo, Jack, McDougall, Swindells, and Washburn. In evaluating independence, the Board took into consideration that Mr. Swindells provides consulting services to the Company.

During 2016, the Nominating and Corporate Governance Committee (the “Nominating Committee”) fulfilled its responsibilities under its charter, including, among other responsibilities, selecting, or recommending that the Board select, director nominees to be presented for election at annual meetings of shareholders; developing and recommending to the Board of Directors corporate governance principles applicable to the Company; and developing and overseeing programs for the evaluation of the Board of Directors, its committees and management. The Board annually reviews applicable standards and definitions of independence for Nominating Committee members and has determined that each member of the Nominating Committee meets such standards.

The Nominating Committee receives suggestions for potential director nominees from many sources, including members of the Board, advisors, and shareholders. Any such nominations, together with appropriate biographical information, should be submitted to the Nominating Committee in accordance with the Company’s policies governing submissions of nominees discussed below. Any candidates submitted by a shareholder or shareholder group are reviewed and considered by the Nominating Committee in the same manner as other candidates.

Qualifications for consideration as a nominee for the Board of Directors vary, depending upon the experience and background of incumbent directors as well as particular areas of expertise which the Nominating Committee desires to obtain for the benefit of the Company. The Nominating Committee has identified the following criteria, among others, as appropriate for consideration in identifying Board candidates:

•	Financial acumen and experience

•	Background in manufacturing, transportation or related industries

•	Continuing activity in the business community

•	Demonstrated wisdom and maturity

•	Diversity considerations

Although the Nominating Committee does not have a formal policy for the consideration of diversity in identifying director nominees, the Nominating Committee considers diversity of race, ethnicity, gender identity and expression, age, cultural background, geography and professional experience in evaluating candidates for board membership. The Nominating Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of skills, knowledge, attributes and experiences that cover the spectrum of areas that affect the Company’s business. In general, the composition of the Board of Directors is diversified across financial, accounting, legal, operational and corporate governance expertise, as well as expertise within the Company’s business and industry, including experience in global markets, manufacturing, finance and the rail supply industry. Candidates for potential director nominees are considered in the context of current perceived needs of the Board of Directors as a whole. The Nominating Committee regularly assesses whether the mix of skills, experience and background of our Board of Directors as a whole is appropriate for the Company. The Board has adopted an age limit pursuant to which no director may be nominated for election or elected to the Board of Directors if such director’s age would be greater than 77 at the time of election.

Upon completion of the review process, the Nominating Committee makes its recommendation to the full Board of Directors. The Board then selects candidates for nomination for election by shareholders or appointment to fill vacancies.

We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions, though we may decide to do so in the future.

A shareholder wishing to nominate a candidate for election to the Company’s Board of Directors at any annual meeting at which the Board of Directors has determined that one or more directors will be elected should submit a written notice of his or her nomination of a candidate to the Nominating Committee of the Company in accordance with the procedures described in this Proxy Statement under “Shareholder Proposals.”

Communication with Directors

Shareholders and other interested parties may communicate with members of the Board of Directors by mail addressed to the Chairman, to the Lead Director, to any other individual member of the Board, to the full Board, to the non-management directors as a group, or to a particular committee of the Board. In each case, such correspondence should be sent to the Company’s headquarters at One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035. Such communications are distributed to the Board, to one or more individual members of the Board, to the non-management directors as a group, or to a particular committee of the Board, as appropriate.

Annual Meeting Attendance by Directors

The Company’s policy is to encourage Board members to attend the Company’s annual meetings of shareholders. All of the Company’s directors attended the annual meeting of shareholders held on January 7, 2016.

TRANSACTIONS WITH RELATED PERSONS

Wendy L. Teramoto, a member of the Company’s Board of Directors, is a Managing Director of WLRCo and an executive officer of other of its affiliates with whom the Company has engaged in certain transactions as described below. Ms. Teramoto is an executive officer of WLRCo and other of its affiliates, including WLR Inc., WL Ross-Greenbrier Rail I LLC (“Rail I”), and WL Ross-Greenbrier Rail Holdings I LLC (“Holdings”). Ms. Teramoto is also a member of the investment committee that manages WLR Recovery Fund IV, L.P. (“Recovery Fund”) and WLR IV Parallel ESC, L.P. (“Parallel Fund”). Parallel Fund and Recovery Fund are shareholders of WLR Greenbrier Rail Inc. (“WLR Inc.”).

Railcar Leasing Portfolio Transaction

On September 30, 2015, the Company’s wholly-owned subsidiary, Greenbrier Leasing Company LLC (“GLC”), pursuant to a Railcar Purchase and Sale Agreement (the “Railcar Purchase and Sale Agreement”), purchased from Rail I a lease portfolio of 3,885 railcars (the “Lease Fleet”). The aggregate purchase price paid for the Lease Fleet was approximately $148 million. As discussed above, Rail I is owned by affiliates of Wendy L. Teramoto, a director of the Company.

In connection with GLC’s acquisition of the Lease Fleet, on September 30, 2015, GLC also entered into a Termination and Future Sharing Agreement with WLR-Greenbrier Rail Inc. (“WLR Inc.”) pursuant to which GLC paid WLR Inc. $1 million and agreed that the Company will receive a preferred return on the proceeds of the sale of the Lease Fleet, after which it will share a portion of the profits with WLR Inc. up to certain defined levels, in exchange for, among other things, the parties agreement to (i) terminate certain agreements previously entered into between GLC and certain affiliates of Ms. Teramoto, including a Contract Placement Agreement, Advisory Services Agreement, Syndication Agreement, and Line of Credit Participation Letter Agreement; (ii) cause Rail I to enter into the Railcar Purchase and Sale Agreement; and (iii) cooperate in the remarketing of the Lease Fleet.

During the year ended August 31, 2016, the Company sold to third parties 3,406 of these railcars with the underlying leases attached for $167.2 million. The 479 railcars remaining in the Lease Fleet are expected to be sold or disposed of in the next year. During the year ended August 31, 2016, the Company paid a total of $7.2 million to WLR Inc. pursuant to the profit sharing arrangement and has accrued an additional $8.7 million that it anticipates will be paid to WLR Inc. in the future.

On September 30, 2015, the above transactions were approved by a majority of the disinterested and independent directors of the Company’s Board of Directors which found that the financial terms of the above transactions are no less favorable to the Company, and GLC, as applicable, than those which could be obtained at the time of the transactions in an arm’s-length transaction with a person that is not an affiliate of the Company.

Aircraft Usage Policy.     William A. Furman, President, Chief Executive Officer and Chairman of the Board of Directors of the Company, is the owner of a private aircraft managed by a private independent management company. From time to time, the Company’s business requires charter use of privately owned aircraft. In such instances, it is possible that charters may be placed with the company that manages Mr. Furman’s aircraft. In such event, any such use will be subject to the Company’s travel and entertainment policy, and the fees paid to the management company will be no less favorable than would have been available to the Company for similar services provided by unrelated parties. During 2016, the Company placed charters with the company that manages Mr. Furman’s aircraft aggregating approximately $776,689.

Indebtedness of Management.     Since the beginning of our last fiscal year, none of our directors or executive officers has been indebted to us in excess of $120,000.

Policy.     We follow a policy that all proposed transactions by us with directors, officers, five percent shareholders and their affiliates be entered into only if such transactions are on terms no less favorable to us than could be obtained from unaffiliated parties, are reasonably expected to benefit us and are reviewed and approved or ratified by a majority of the disinterested, independent members of the Board of Directors.

EXECUTIVE OFFICERS OF THE COMPANY

The following are executive officers of the Company:

William A. Furman, 72, is Chief Executive Officer and Chairman of the Board of the Company. Mr. Furman has served Chief Executive Officer of the Company since 1994, and as Chairman of the Board of Directors of the Company since January 2014. Mr. Furman was Vice President of the Company, or its predecessor company, from 1974 to 1994. Mr. Furman formerly served as a director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company.

Martin R. Baker, 61, is Senior Vice President, Chief Compliance Officer and General Counsel, a position he has held since May 2008. Prior to joining the Company, Mr. Baker was Corporate Vice President, General Counsel and Secretary of Lattice Semiconductor Corporation. Prior to joining Lattice in 1997, Mr. Baker was General Counsel and Secretary of Altera Corporation, a semiconductor and software company.

Alejandro Centurion, 60, is Executive Vice President of the Company and President of Global Manufacturing Operations, a position he has held since January 2015. Mr. Centurion served as President of North American Manufacturing Operations from May of 2007 to January 2015. Mr. Centurion also serves on the board of Greenbrier-GIMSA, LLC. Mr. Centurion joined the Company in 2005 as the Company’s managing director of Gunderson-Concarril and its chief country representative in Mexico. Later in 2005, he was promoted to Senior Vice President, North American Manufacturing Operations. Prior to joining the Company, he held senior manufacturing positions with Bombardier Transportation for eight years.

Adrian J. Downes, 53, is Senior Vice President and Chief Accounting Officer, a position he has held since March 2013. Prior to joining the Company, Mr. Downes served as Executive Vice President and Chief Financial Officer for Knowledge Universe from April 2010 to September 2012 and Group Vice President and Controller for SUPERVALU Inc. from June 2006 to July 2009 and Group Vice President and Controller for Albertson’s, Inc. from June 2004 to June 2006.

Walter T. Hannan, 59, is Senior Vice President Human Resources and Chief Human Resources Officer, a position he has held since February 2012. Prior to joining the Company Mr. Hannan was Vice President and Chief Human Resources Officer with Electro-Motive Diesel, Inc. from July 2005 through August 2011 and held corporate officer positions with Silgan Closures (USA) and various predecessor organizations from 1998 to 2004.

Victoria McManus, 61, is Executive Vice President and Chief Strategic Officer, a position she has held since October 2015. Ms. McManus served as a member of the Board from July 2009 to October 2015, and as Chairman of the Compensation Committee from January through October of 2015. From September 2008 to October 2015, Ms. McManus worked independently and has made investments in real estate and mid-cap companies. From August 2004 until July 2008, Ms. McManus served as President of Babcock & Brown Rail Management, LLC and President of Babcock & Brown Freight Management LLC. Ms. McManus was a partner with Babcock & Brown LP (“B&B”), an international financial advisory and asset management firm known for its expertise in transportation and infrastructure assets. At B&B, Ms. McManus was a senior member of the U.S. Management team and the head of the North American Rail Group. Prior to joining B&B, Ms. McManus was an executive with The CIT Group for ten years; her last position was as President of its Rail Division.

Anne T. Manning, 53, is Vice President and Corporate Controller of the Company, a position she has held since November 2007. Ms. Manning has served in various financial management positions for the Company since 1995, most recently as Assistant Corporate Controller.

Mark J. Rittenbaum, 59, is Executive Vice President of Commercial and Leasing. Prior to February 2016, Mr. Rittenbaum was Chief Financial Officer of the Company since 2008. Before becoming Executive Vice President he was Senior Vice President and Treasurer of the Company since 2001 and Vice President and Treasurer from 1994 to 2001. From 1990 until 1994, he was Vice President of Greenbrier Leasing Company LLC. Mr. Rittenbaum also serves on the board of GBW Railcar Services Holdings, L.L.C. and Greenbrier-GIMSA, LLC.

James T. Sharp, 62, is Executive Vice President of the Company, a position he has held since January 2015, and President of Greenbrier Leasing Company LLC, a position he has held since February 2004. Previously, he served as Vice President of Marketing and Operations from 1999 to 2004 and was Vice President of Sales from

1996 to 1999. Pursuant to a Separation and Consulting Agreement between the Company and Mr. Sharp dated May 10, 2016, Mr. Sharp will retire as an employee of the Company on December 31, 2016 or such earlier date of termination of employment and following the Employment Term, will transition to a consulting role until June 30, 2018 or 18 months following termination of the Employment Term, whichever is earlier.

Lorie L. Tekorius, 49, is Senior Vice President, Chief Financial Officer and Treasurer, a position she has held since February 2016. Ms. Tekorius has served in various management positions for the Company since 1995, most recently as Senior Vice President, Corporate Finance and Treasurer.

Executive officers are designated by the Board of Directors. There are no family relationships among any of the executive officers of the Company.

Executive Compensation

COMPENSATION DISCUSSION & ANALYSIS

Company and Financial Highlights

One of the Company’s key competitive advantages is its integrated business model in the manufacturing, leasing, repair, wheel and parts and specialized asset management services of freight railcars. We maximize the value of this model by providing customized solutions to customers to meet their needs over the life cycle of a railcar and help them manage frequently changing business conditions. To execute this business model successfully and generate earnings and returns to shareholders requires a team of innovative, dedicated and experienced executives. We operate in an industry where changes in business requirements can require rapid decision making by our management team. There are relatively few individuals in our industry who have the necessary skills and experience to meet these challenges successfully. Our ability to attract and retain a strong executive team is a critical component of our competitive advantage.

Over the last three years, the Company has delivered record financial results while significantly growing manufacturing capabilities, adding new railcar designs and successfully executing a leasing strategy. Highlights of our fiscal 2016 financial performance include record Adjusted EBITDA of $474 million and diluted EPS of $5.73 on record revenue of $2.68 billion. Return on Invested Capital (“ROIC”) in 2016 was 24.8%, the highest in recent company history.

Financial highlights for the three most recent fiscal years are:

	2016	2015	2014
Revenue	$2.68 billion	$2.61 billion	$2.20 billion
Adjusted EBITDA	$474 million	$434 million	$254 million
Diluted EPS	$5.73	$5.93	$3.44
ROIC	24.8%	23.7%	16.9%

Reconciliation to GAAP amounts appears on Appendix B.

Named Executive Officers

Although much of the discussion in this Executive Compensation section also applies to all of our senior executives, the following discussion and analysis focuses on the compensation paid to the individuals who served as our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) during fiscal 2016, and the other three most highly compensated individuals who were serving as executive officers as of the last day of fiscal 2016 (each, a named executive officer or “NEO” and collectively, the “NEOs”). For fiscal 2016 Greenbrier had six NEOs, listed below, because both Mr. Rittenbaum and Ms. Tekorius served as CFO of the Company for a portion of fiscal 2016:

•	William A. Furman, Chairman and Chief Executive Officer

•	Lorie L. Tekorius, Senior Vice President, Chief Financial Officer and Treasurer

•	Mark J. Rittenbaum, Executive Vice President Commercial and Leasing

•	Alejandro Centurion, Executive Vice President and President of Global Manufacturing Operations

•	Victoria McManus, Executive Vice President and Chief Strategic Officer

•	James T. Sharp, Executive Vice President and President of Greenbrier Leasing Company LLC

The compensation and benefits provided to our NEOs in fiscal 2016 are set forth in detail in the Summary Compensation Table and other tables that follow this analysis, and in the footnotes and narrative to such tables.

Results of Shareholder Say-on-Pay Vote

At our 2016 annual meeting, our fifth advisory vote on executive compensation passed by a vote of approximately 95% of votes cast, which was consistent with our 98% favorable vote in 2015, 98% favorable vote in 2014 and 90% favorable vote in 2013. We believe that the favorable vote in 2016 is a result of our continuing engagement with shareholders during 2016, and the actions we previously took in response to the feedback we received from shareholders, which included eliminating all tax-gross-up payments under the Company’s executive life insurance program and supplemental executive retirement program; eliminating all modified “single trigger” change of control provisions in agreements with the Company’s executive officers; adopting stock ownership guidelines for our executive officers and non-employee directors; adopting an incentive compensation claw-back policy and amending the 2014 Amended and Restated Stock Incentive Plan to eliminate features that we do not utilize in our equity incentive program, and that are considered disfavored practices.

Pay for Performance Philosophy and Objectives

Our executive compensation philosophy is that executive pay should be linked to performance of the Company and the individual executives, and should be designed to attract, retain and motivate the executives necessary to accomplish the Company’s business strategy. To achieve these ends, the Compensation Committee believes that:

•	Compensation for executives and key employees should be weighted toward incentive compensation and equity grants.

•

Incentive compensation should be linked to both Company and individual and/or business unit performance. Company performance goals should be responsive to the Company’s cyclical business environment. Individual and/or business unit performance goals should reinforce alignment to business objectives.

•	Incentive compensation should strike a balance between short-term and long-term performance.

•	Compensation levels should be sufficiently competitive to attract, retain and motivate highly qualified executives and employees and should reflect position and responsibility.

•	Equity grants should be targeted to senior management and key employees and should be issued on a recurring basis considering market conditions.

•	Administrative costs should be minimized through simplified program structures.

•	The tax deductibility of compensation should be maximized where possible consistent with the overall goals of the compensation program.

The Compensation Committee regularly reviews the Company’s executive officer compensation strategy and philosophy in consultation with its compensation consultant, Mercer (US) Inc. (“Mercer”), and determines whether to make modifications to the Company’s executive compensation program, in order to provide total compensation that is competitive in the market and reflects business performance.

Summary of Executive Compensation Practices in Fiscal 2016

Our approach to executive compensation is designed to align our executives’ compensation, including that of the NEOs, with shareholder interests and corporate and business unit goals while concurrently encouraging executive achievement, retention and engagement. Our executive compensation program is composed of base salary, short-term cash incentive bonuses, long-term equity incentives, employee benefits and limited perquisites, and retirement and other separation of service benefits.

Executive compensation for fiscal 2016 was consistent with the objectives of our compensation philosophy of relating total executive compensation to actual achievement of business performance goals and objectives and increased shareholder value. A key component of our performance-based compensation is our short-term incentive plan, also referred to as our bonus plan, under which annual cash bonuses may be earned based on achievement of corporate-wide and business unit performance goals. For fiscal 2016, many of the financial objectives used in the fiscal 2015 bonus plan were retained, including the Corporate Adjusted EBITDA goal and Corporate ROIC. The Committee also continued with performance goals tied to specific business units.

The Committee established ambitious financial target goals for the fiscal 2016 bonus plan, and management executed successfully against those goals. The Company achieved financial results during fiscal 2016 for Corporate Adjusted EBITDA between its target and stretch goals, and Corporate ROIC between target and stretch levels. As a result of this performance, the Company will make payments to NEOs under the short-term cash incentive plan for fiscal 2016 that are comparable to bonus payments made for fiscal 2015.

The short-term incentive plan performance goals and individual cash bonus awards earned by our NEOs based on fiscal 2016 performance are discussed in more detail under the heading “Short-Term Incentives — Cash Bonuses,” below.

During fiscal 2016 the Company continued its practice of awarding long-term equity incentive awards that vest based on a combination of continued service and achievement of objective performance measures, using restricted stock unit (“RSU”) awards under our 2014 Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”). The long-term equity incentive plan performance goals and individual RSU awards made during fiscal 2016 under the Stock Incentive Plan are discussed in more detail under the heading “Long-Term Incentives — Restricted Stock Unit Awards,” below.

A further reflection of alignment between our shareholders and executives under our executive compensation plans occurred in the Company’s continued payment of dividends to its shareholders during fiscal 2016, as a result of which our employees and executive officers, including our NEOs, received dividend payments on outstanding restricted stock awards and dividend equivalent payments accrued on outstanding RSU awards.

Compensation Decision-Making Process

Compensation Committee and its Role

The Compensation Committee of the Board of Directors determines the compensation of our executive officers, including our NEOs, and oversees our executive compensation and benefits plans and practices.

The Compensation Committee establishes performance objectives for the CEO based on our annual business plan and long-term strategic goals approved by the Board of Directors. The Compensation Committee evaluates the CEO’s performance against these goals annually with input on the evaluation from all independent directors, and determines the CEO’s compensation level based on the CEO’s performance. The Compensation Committee solicits input from the CEO when making compensation decisions for executive officers (other than the CEO). The Compensation Committee also considers market data provided by its independent consultant, and comparisons of our performance to our peers.

The Compensation Committee has sole authority to retain and terminate independent consultants, counsel, experts and other personnel the Committee deems necessary to enable it to fully perform its duties and fulfill its responsibilities, and to determine the compensation and other terms of engagement for such consultants and experts. Pursuant to the Compensation Committee’s Charter, the Compensation Committee may delegate to its chair or to one or more of its members the responsibility for performing routine functions. There are no other express provisions in the Charter delegating Compensation Committee authority to any other person.

Management’s Role

The CEO recommends to the Compensation Committee base salary adjustments, short-term incentive award amounts, and restricted stock unit award amounts for each executive officer (other than the CEO).

Additionally, the CEO, Executive Vice President and Chief Strategic Officer, Senior Vice President, Chief Financial Officer and Treasurer, Senior Vice President and Chief Human Resources Officer and Senior Vice President and General Counsel presented and make recommendations to the Compensation Committee relating to executive benefits, supplemental retirement and deferred compensation plans, and both short and long-term incentive plan designs.

Compensation Consultant’s Role

The Compensation Committee engaged Mercer to provide information, analysis and advice regarding executive and director compensation. Mercer provided the following services for the Compensation Committee during fiscal 2016: (i) advice on 2016 executive officer bonus program structure, performance goals and targets, and bonus amounts; (ii) advice on 2016 executive officer equity grant award sizes and performance goals and targets; (iii) market data and recommendations on executive officer compensation; (iv) advice on equity retention policies and holding requirements after vesting; (v) advice on updating the Company’s peer group companies; and (vi) ongoing advice regarding the Company’s executive compensation practices to advise whether any such practices should be modified to improve effectiveness or to implement “best practices.”

The Compensation Committee has analyzed whether our compensation consultant, Mercer, is independent, and whether Mercer’s work as a compensation consultant has raised any conflicts of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Mercer; (ii) the amount of fees from the Company paid to Mercer as a percentage of Mercer’s total revenue; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by Mercer with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors employed by Mercer with any member of the Compensation Committee; and (vi) any stock of the Company owned by Mercer or the individual compensation advisors employed by Mercer. The Compensation Committee has determined, based on its analysis in light of the factors listed above, that Mercer is independent, and the work of Mercer and the individual compensation advisors employed by Mercer as compensation consultants to the Company has not created any conflicts of interest.

Market Analysis

In establishing compensation for our NEOs, the Compensation Committee takes into account compensation levels at similarly situated companies for similar positions, referred to as our “peer group.” This information, in combination with survey data, is used as a reference point to assist in determining adjustments to base salaries, short-term cash incentive opportunities, and restricted stock unit awards. The Compensation Committee uses peer group data as a tool and a point of reference for measurement when applying its judgment in determining executive pay. This process helps the Compensation Committee assess whether the individual pay components and total compensation of our NEOs are appropriate and competitive when compared to industry standards. Peer group companies were chosen based on revenue size, industry sector, market capital comparability, and companies with which Greenbrier competes for executive talent. Columbus McKinnon was removed from the Company’s peer group in fiscal 2016 due to its small revenue size compared to Greenbrier. Oshkosh Corp., a designer and manufacturer of specialty vehicles and vehicle bodies, was added to the peer group. The peer group includes the fifteen companies listed in the table below, which includes one direct peer in the railcar industry;a seven heavy manufacturing companies;b three after-market products companies;c one transportation company;d and three companies that lease high-value equipment.e

PEER GROUP COMPANIES

Company	Annual Revenue (Mar 2016) (MM)	GIC Sub-Industry
Astec Industries[b]	$973	Construction, Farm Machinery, Heavy Trucks
GATX[e]	$1,465	Trading Companies & Distributors
H&E Equipment Services[e]	$1,059	Trading Companies & Distributors
Hub Group[d]	$3,496	Transportation
Hyster-Yale Materials Handling[b]	$2,560	Construction, Farm Machinery, Heavy Trucks
Joy Global[b]	$2,995	Construction, Farm Machinery, Heavy Trucks
Manitowoc[b]	$3,436	Construction, Farm Machinery, Heavy Trucks
Meritor[c]	$3,435	Construction, Farm Machinery, Heavy Trucks
Oshkosh Corp.[b]	$5,967	Construction, Farm Machinery, Heavy Trucks
Schnitzer Steel[b]	$1,535	Steel, Raw Materials Supplier
TAL International Group[e]	$665	Trading Companies & Distributors
Trinity Industries[a]	$5,954	Construction, Farm Machinery, Heavy Trucks
Wabash National[b]	$2,038	Construction, Farm Machinery, Heavy Trucks
WABCO Holdings Inc.[c]	$2,664	Construction, Farm Machinery, Heavy Trucks
Wabtec[c]	$3,261	Construction, Farm Machinery, Heavy Trucks
Percentile of Annual Revenue among Peer Group Companies:
75th Percentile	$3,435
50th Percentile	$2,664
25th percentile	$1,500
The Greenbrier Companies, Inc. (Aug 2016)	$2,680	Construction, Farm Machinery, Heavy Trucks

The Company’s revenue in the fiscal year ended August 2016 was $2,680 million, compared to $2,605 million of revenue in the year ended August 2015.

As part of the Compensation Committee’s annual review of the Company’s executive officer compensation strategy and philosophy, in June 2016 Mercer compared the total compensation of the Company’s NEOs, other than Mr. Sharp who has announced his retirement effective December 31, 2016, to benchmarks derived from peer group compensation and data from comparative market surveys. Total target compensation for the Company’s NEOs other than Mr. Sharp, in the aggregate is between the market median and 75th percentile.

Compensation Summaries

The Compensation Committee reviews the total annual compensation received by each executive officer, including base salary, cash bonuses, long-term incentives, dividends and deferred dividend payments, dollar value of perquisites and other personal benefits, and post-employment benefits, including actual current contributions by the Company to fund benefits under the target benefit and supplemental retirement components of the Company’s Nonqualified Deferred Compensation Plan. The Compensation Committee uses compensation summaries which include dollar amounts for each of the NEOs to facilitate this review.

Compensation Program Elements

Our executive compensation program consists of: (i) base salary; (ii) variable annual cash incentives that reward NEOs for the achievement of short-term performance goals which are designed to incentivize outstanding Company performance; (iii) long-term incentives in the form of restricted stock unit awards that align the interests of NEOs with shareholders and serve as retention incentives; (iv) reasonable, competitive benefits and perquisites; and (v) reasonable, competitive retirement and other separation of service benefits. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives.

Base Salary

Our executive officers are paid a fixed base salary based on the responsibilities of their positions, the skills and experience required for the job, individual performance, labor market conditions and by reference to benchmark salary levels. Our NEOs’ salaries are reviewed periodically and adjusted as warranted by competitive market information and individual performance. The Compensation Committee reviewed the analysis of peer group and survey data presented by Mercer and management’s recommendations regarding individual performance. No base salary adjustments were proposed or approved for the Company’s NEOs with respect to the 2016 normal salary review cycle. Ms. Tekorius received a promotional increase effective February 1, 2016 due to her appointment as Chief Financial Officer which is reflected in the Table below. The base salaries of our NEOs, with the exception of Mss. Tekorius and McManus (who had different effective dates), effective as of January 1, 2015 are as follows:

Named Executive Officer	2015 Base Salary	2016 Base Salary
William A. Furman	$950,000	$950,000
Lorie L. Tekorius	N/A	$385,000
Mark J. Rittenbaum	$476,000	$476,000
Alejandro Centurion	$535,000	$535,000
Victoria McManus	N/A	$425,000
James T. Sharp	$370,000	$370,000

Short-Term Incentives — Cash Bonuses

Under our fiscal 2016 bonus plan for executive officers, the Compensation Committee established performance-based annual bonuses to encourage executive officers, including our NEOs, to focus on achieving Company-wide and/or business-unit financial performance goals. Payment of executive officer bonuses is contingent on the Company achieving a threshold level of Corporate Adjusted EBITDA. Consistent with the fiscal 2015 bonus plan, under the fiscal 2016 bonus plan, the CEO has discretion (and the Compensation Committee has discretion in the case of the CEO) to recommend to the Compensation Committee a downward (but not upward) adjustment of any metrically calculated award of up to 20% to reflect individual performance.

Corporate-Wide Performance Goals and Achievement

The Compensation Committee established Corporate Adjusted EBITDA and Corporate ROIC performance goals for our NEOs whose responsibilities span the entire Company, namely Mr. Furman, Mr. Rittenbaum, Mss. Tekorius and McManus

Corporate Adjusted EBITDA is defined as EBITDA (before bonuses) as reported in the Company’s quarterly financial disclosures, as adjusted for special and non-recurring items listed in the Company’s Umbrella Performance Based Plan for Executive Officers (the “Umbrella Plan”), in the discretion of the Compensation Committee. For annual incentive program purposes, the target level of Corporate Adjusted EBITDA before bonus for fiscal 2016 was set at $385 million (an increase over the fiscal 2015 target of $325 million), the threshold level was set at $300 million (compared to $265 million in fiscal 2015), and the stretch level was set at $510 million (an increase over the fiscal 2015 stretch level of $400 million).

During fiscal 2016, the Company achieved Corporate Adjusted EBITDA before bonuses of $497.4 million, which fell between target and stretch levels of performance, resulting in payouts to executive officer participants at 189.9% of target against the Corporate Adjusted EBITDA goal.

Corporate ROIC is defined as net operating profit after taxes (“NOPAT”), divided by average invested capital. Both elements of the Corporate ROIC formula are derived from the Company’s financial statements. NOPAT is calculated as Earnings from Operations minus cash paid during the period for income taxes. Average Invested Capital is calculated as the average balance of revolving notes plus notes payable, plus total equity, minus cash in excess of $40 million. The average balance of each of these accounts is determined by taking the five quarterly account balances from August 31, 2015 through August 31, 2016. Higher ROIC performance goals were set for fiscal 2016, compared to fiscal 2015: For fiscal 2016, the target level of Corporate ROIC was set at 23% (compared to 17% in 2015), the threshold level was set at 17% (compared to 10.5% in 2015) and the stretch level was set at 25% (compared to 23% in 2015).

During fiscal 2016, the company achieved Corporate ROIC of 24.8%, which fell between target and stretch levels of performance, resulting in payouts to executive officer participants at the level of 190% of target against the Corporate ROIC goal.

Business Unit Level Goals and Achievement

For those NEOs who head specific business units, namely Mr. Centurion (Global Manufacturing Operations, “GMO”), and Mr. Sharp (Greenbrier Leasing Company, “GLC”), in addition to the Corporate Adjusted EBITDA goal, the Compensation Committee established performance goals tied to the specific business unit headed by each such NEO, as described below. Threshold, target and stretch level goals were established for each performance criterion.

GMO — The following Pre-Tax Income Consolidated Impact (before bonus) (“Pre-Tax Income”) goals were established for GMO: Threshold of $190 million; target of $235 million; stretch of $280 million. GMO achieved Pre-Tax Income of $288.1 million, which exceeded the stretch level of performance, resulting in a payout to Mr. Centurion at the maximum 200% level against the GMO Pre-Tax Income performance goal.

The following Inventory Turns goals were established for GMO: Threshold of 5.3 Turns; target of 5.9 Turns; and stretch of 6.5 Turns. GMO achieved 7.4 Inventory Turns, which exceeded stretch levels of performance, resulting in a payout to Mr. Centurion at the 200% level against the GMO Inventory Turns performance goal. GMO Inventory Turns is defined as the actual twelve months cost of sales divided by the simple average of the thirteen month-end inventory balances (August 31, 2015 – August 31, 2016). Month-end inventory turns are calculated by dividing the annualized prior three months external and intercompany costs of sales by the month-end inventory balance.

GLC — The following Earnings Before Interest and Taxes (before bonus) (“EBIT”) goals were established for GLC: Threshold of $43 million; target of $53 million; and stretch of $63 million. GLC achieved EBIT of $62.9 million, which fell between target and stretch levels of performance, resulting in a payout to Mr. Sharp at – 199% of target – against the GLC EBIT performance goal.

The following ROIC goals also were established for GLC: threshold of 12%; target of 14%; and stretch of 16%. GLC achieved ROIC of 9%, which fell below the minimum threshold level of performance, resulting in no payout to Mr. Sharp for the GLC ROIC goal.

Weighting of Corporate and Business Unit Performance Goals

Corporate and business unit goals are weighted for each NEO. For Messrs. Furman and Rittenbaum, Mss. Tekorius and McManus, Corporate Adjusted EBITDA is weighted 75% and Corporate ROIC is weighted 25%. For Mr. Centurion, Corporate Adjusted EBITDA is weighted 30%, GMO Pre-Tax Income is weighted 45%, and GMO Inventory Turns is weighted 25%. For Mr. Sharp, Corporate Adjusted EBITDA is weighted 30%, GLC EBIT is weighted 45% and GLC ROIC is weighted 25%.

The CEO evaluates overall performance of the individual and has discretion to recommend to the Compensation Committee a downward (but not upward) adjustment of any metrically calculated award (other than the CEO’s) by up to 20%, to reflect such evaluation, for NEOs other than the CEO. In the case of the CEO, the Compensation Committee reviews performance and may adjust the award downward (but not upward) by up to 20%. The Compensation Committee made no downward adjustments of the metrically calculated bonus awards with respect to fiscal 2016.

Individual Award Opportunities

The individual target award opportunities are expressed as a percentage of base salary earned during the fiscal year. Actual payouts may be above or below the individual target award opportunity. Payout amounts are established at threshold, target and stretch levels of performance, and are interpolated for performance between such levels. Threshold level achievement results in a 60% payout of the individual target award opportunity, target level achievement results in a 100% payout of the individual target award opportunity, and stretch level achievement results in a 200% payout of the individual target award opportunity. The potential payment levels for each NEO based on financial performance levels, expressed as a percentage of base salary, were as set forth in the following table. Bonus payout amounts are interpolated when achievement falls between the tiers in the table below.

Named Executive Officer	Performance Level
	Threshold (as a % of base salary earned)	Target (as a % of base salary earned)		Stretch (as a % of base salary earned)
William A. Furman	69%	115%		230%
Lorie Tekorius	45%	75	%(1)	150%
Mark J. Rittenbaum	54%	90	%(2)	180%
Alejandro Centurion	54%	90%		180%
Victoria McManus	48%	80%		160%
James T. Sharp	48%	80%		160%

(1)

Target performance level as a percentage of base salary earned for Ms. Tekorius was increased from 65% to 75% effective February 1, 2016 in connection with her appointment as Chief Financial Officer. Her bonus payout for fiscal 2016 was prorated accordingly.

(2)

Target performance level as a percentage of base salary earned for Mr. Rittenbaum was increased from 80% to 90% effective February 1, 2016 in connection with his appointment as the head of our Commercial and Leasing operations. His bonus payout for fiscal 2016 was prorated accordingly.

To achieve competitive target total cash compensation levels, the Compensation Committee examines the short-term cash incentives and target total cash compensation for executives in similar positions with similar responsibilities at peer group companies.

Bonuses Awarded

Based on achievement of performance goals during fiscal 2016, our NEOs were awarded the following cash incentive bonuses:

Named Executive Officer	2016 Cash Incentive Bonus Award
William A. Furman	$2,075,095
Lorie L. Tekorius	$466,545
Mark J. Rittenbaum	$776,031
Alejandro Centurion	$948,440
Victoria McManus	$563,007
James T. Sharp	$433,717

Long-Term Incentives — Restricted Stock Unit Awards

The objectives of our long-term incentive program are to link executive compensation and our long-term performance, align key employees with our business strategies and with our shareholders’ interests, and provide opportunity for long-term compensation that is competitive with peer companies and sufficient to attract and retain executive talent to effectively achieve our business objectives.

Vesting of Long-Term Incentive Awards

In May 2014 the Company granted performance-based restricted stock unit awards to certain of its employees and executive officers, including Messrs. Furman, Rittenbaum, Centurion, Sharp and Ms. Tekorius. The performance goals were equally weighted, with 50% vesting based on achievement of Adjusted EBITDA performance goals, and 50% vesting based on achievement of Return on Equity (“ROE”) performance goals, measured during the 30-month performance period beginning March 1, 2014 and ending August 31, 2016.

On October 19, 2016 the Compensation Committee reviewed the Company’s performance during the measurement period and determined that the Company had achieved Adjusted EBITDA performance above the stretch level of $774.6 million, and achieved above the stretch level of 19% against the ROE performance goals. As a result, 200% of the 2014 performance-based restricted shares vested as of the determination date, October 19, 2016.

Grants of Long-Term Equity Incentive Awards

In March 2016, the Compensation Committee granted restricted stock units (“RSUs”) to executive officers, including our NEOs other than Mr. Sharp (who did not receive an RSU award in light of his planned retirement, described below under “Material Terms of Employment and Other Arrangements”), under the Company’s Stock Incentive Plan.

Half of the RSUs granted in each individual restricted stock unit award are subject to time-based vesting and half of the RSUs are subject to performance-based vesting. The time-based RSUs will vest in equal annual installments over a three-year period beginning on the first anniversary following the date of the grant. The performance-based RSUs will vest, in whole or in part, contingent upon achievement of the Company’s goals relating to Adjusted EBITDA and ROE during the 30-month measurement period beginning on March 1, 2016 and ending on August 31, 2018. The performance goals are equally weighted, with vesting of 50% of the performance-based RSUs being dependent upon performance against the Adjusted EBITDA criteria, and vesting of 50% of the performance-based RSUs being dependent upon performance against the ROE goal. Vesting of RSUs related to each performance goal will be considered independently. Threshold, target and stretch performance levels are established for each of the Adjusted EBITDA and ROE goals. If the Company achieves the threshold level of performance on a goal, then 50% of the performance-based RSUs tied to that goal will vest. If the Company achieves the target level of performance on a goal, 100% of the performance-based RSUs tied to that goal will vest. Stretch goals also have been established at approximately 145% of the target Adjusted EBITDA and 135% of the target ROE goals. If the Company achieves a stretch goal, then upon settlement of the RSUs, the Company will issue additional shares of stock to each NEO in a number of shares equal to 100% of the number of performance-based RSUs awarded to the NEO with respect to such goal, which additional shares will be fully vested when issued. Vesting of RSUs will be interpolated for performance between threshold and target, and any issuance of additional shares will be interpolated for performance between target and stretch goals.

The number of RSUs awarded to each NEO was determined based upon recommendations from management following a review of benchmark award levels as provided by Mercer and individual performance:

Named Executive Officer	Fiscal 2016 RSU Awards
	Time-Vested RSUs	Performance-Vested RSUs
William A. Furman	58,500	58,500
Lorie L. Tekorius	12,000	12,000
Mark J. Rittenbaum	15,000	15,000
Alejandro Centurion	15,000	15,000
Victoria McManus(1)	33,202	15,000

(1)

In addition to the RSUs granted to executive officers in March 2016, Ms. McManus received a new hire grant of 18,202 RSUs that vest in equal annual installments over a three year period, beginning on the first anniversary of the grant date.

Executive Retirement and Insurance Benefits

Supplemental Retirement Benefits

The Company does not maintain any defined benefit or actuarial pension plan. The Company maintains a Nonqualified Deferred Compensation Plan which permits participants to elect to defer a portion of their compensation in excess of amounts that may be deferred under the Company’s tax-qualified 401(k) plan, and to defer receipt of shares of stock issuable upon vesting of RSUs. The Nonqualified Deferred Compensation Plan does not pay or provide for preferential or above-market earnings. Participants may direct the investment of deferred cash compensation credited to their accounts among a range of investment options similar to those available under the Company’s 401(k) plan; shares of Company stock deferred under the Nonqualified Deferred Compensation Plan may not be diversified into other investments. The Company’s executive officers, including its NEOs, are eligible to defer a portion of their compensation under the Nonqualified Deferred Compensation Plan. Mr. Rittenbaum, Mr. Sharp and Ms. McManus elected to participate in the Nonqualified Deferred Compensation Plan in 2016; none of the other NEOs elected to defer any portion of their 2016 cash or equity compensation under the Nonqualified Deferred Compensation Plan.

The Company makes discretionary employer contributions on behalf of Mr. Rittenbaum, Mr. Centurion and Mr. Sharp under the target benefit component of its Nonqualified Deferred Compensation Plan. The target benefit program has been discontinued for new participants. Target benefit contributions are designed to provide supplemental retirement benefits to the participating executives in an amount equal to 50% of the executive’s base salary as of age 65 for 15 years. While the Company intends to make contributions under the target benefit program in the ordinary course that are actuarially designed to provide the target benefit amount, no level of contributions is required and no level of supplemental retirement benefits is guaranteed to executives, under the target benefit program component of the Nonqualified Deferred Compensation Plan. The Company does not provide tax gross-up payments or other provisions for paying executives’ taxes on distributions from the Nonqualified Deferred Compensation Plan.

The Company makes discretionary contributions under the supplemental retirement program component of the Nonqualified Deferred Compensation Plan on behalf of executives that do not participate in the target benefit program, including Mr. Furman, Mss. Tekorius and McManus. Such contributions are credited to a Supplemental Retirement Program account on their behalf under the Nonqualified Deferred Compensation Plan. In January 2016, the Compensation Committee approved discretionary contributions equal to 6% of participants’ annual base salary earned plus actual bonus earned for the prior fiscal year.

Executive Life Insurance

The Company provides an executive life insurance program to its executive officers and certain other management employees. The Company owns life insurance policies insuring the executives’ lives, and has endorsed the rights to the death benefits to the participating executives. Upon termination of the executive’s employment, the Company will transfer ownership of the policy to the executive, resulting in taxable income to the executive at the time of transfer. Each NEO other than Mr. Furman participates in the executive life insurance program. Mr. Rittenbaum, Mr. Centurion, Ms. McManus and Mr. Sharp each have an aggregate death benefit amount of $1 million (including previous executive owned life insurance policies for which no further Company funding is provided) and a target aggregate after-tax cash surrender value at age 62 of $200,000, except that Mr. Sharp has a target aggregate after-tax cash surrender value at age 62 of $250,000. Ms. McManus has an aggregate death benefit amount of $1 million and a target after-tax cash surrender value at age 65 of $200,000. Ms. Tekorius has an aggregate death benefit amount of $750,000 and a target after-tax cash surrender value at age 62 of $125,000.

Perquisites and Other Personal Benefits

The Company provides executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program goal of enabling the Company to attract, retain, and motivate employees for key positions. The Company is selective in its use of perquisites, utilizing perquisites that are commonly provided, the value of which is generally modest. The Company does not provide tax gross-ups for perquisites or personal benefits. The Compensation Committee periodically reviews the levels of perquisites provided to executive officers. The primary perquisites are use of Company-owned automobiles or automobile allowances, and payment of club membership dues. The Company may assist selected transferred or newly hired executives in selling their homes, in order to facilitate a successful relocation of the executive.

Incentive Compensation Claw-Back Policy

The Company has adopted an incentive compensation claw-back policy intended to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act requires companies to adopt a policy that will recapture (“claw-back”) excess incentive compensation, if any, that is paid to certain executives based on erroneous financial statements, and mandates the SEC to issue rules implementing the claw-back requirements. Although the SEC has not yet promulgated final rules implementing the Dodd-Frank claw-back requirements, in 2013 the Company determined to adopt a claw-back policy in light of concerns expressed by shareholders about the lack of a claw-back policy, and the SEC’s delay in adopting final rules.

Policies Regarding Hedging and Pledging of Company Stock

The Company’s Policy Regarding Trading in Company Securities prohibits its directors and executive officers from hedging the economic risk of owning shares of Company stock and further restricts directors and executive officers from holding Company stock in a margin account, or pledging Company stock as collateral for a loan, except in very limited circumstances (not including margin debt) with advance approval of the Chairman and Chief Executive Officer.

Stock Ownership Guidelines

The Company has stock ownership guidelines for its executive officers and directors, pursuant to which all executive officers and directors of the Company are expected to acquire and retain holdings of Company stock with a value equal to a multiple of base salary, in the case of executives (which multiples range from one to five times base salary depending upon the executive officer’s position with the Company), or four times the annual retainer fee, in the case of directors. Executive officers and directors are expected to achieve compliance with the applicable guidelines within five years of the date of adoption of the guidelines or appointment as an executive officer, whichever is later, and to retain ownership of shares representing at least 50% of the after-tax value acquired through compensatory stock awards until the guidelines are met. All of our executive officers have satisfied the executive share ownership requirements except Ms. McManus, who is a newly appointed executive and has until 2020 to meet the holding requirement. Five of our seven non-employee directors have satisfied the director share ownership requirement; our two most recently appointed non-employee directors, Thomas Fargo and Kelly Williams, have until 2020 to meet the holding requirement.

Umbrella Performance-Based Plan for Executive Officers

The Company grants performance-based compensation to its executive officers, including its NEOs, subject to the terms of the Company’s Umbrella Performance-Based Plan for Executive Officers (the “Umbrella Plan”). The purpose of the Umbrella Plan is to enable the Company to grant performance based awards to executive officers of the Company that may qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Short-term cash incentive awards made under the Company’s annual bonus plan for executive officers, and performance-based restricted stock, restricted stock unit and other equity based awards made under the Company’s Stock Incentive Plan may be made pursuant to the terms and conditions contained in the Umbrella Plan.

Tax Deductibility of Executive Compensation

Section 162(m) generally limits to $1,000,000 per person the amount that the Company may deduct for compensation paid in any year to certain “covered employees” (generally the CEO and the three next most highly paid executives other than the Company’s Chief Financial Officer). Although the Company generally structures executive compensation arrangements with the goal of maximizing the tax deductibility of executive compensation, we may pay compensation that is not deductible under Section 162(m) from time to time, based upon business needs.

COMPENSATION COMMITTEE REPORT

As required by Item 407(e)(5) of Regulation S-K, the Compensation Committee reviewed and discussed with the Company’s management the above section entitled “Compensation Discussion and Analysis” prepared by the Company’s management as required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended August 31, 2016.

October 19, 2016

Duane C. McDougall, Chairman

Thomas B. Fargo

Graeme A. Jack

Donald A. Washburn

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the NEOs for the fiscal year ended August 31, 2016. The NEOs for fiscal 2016 are William A. Furman, Lorie L. Tekorius, Mark J. Rittenbaum, Alejandro Centurion, Victoria McManus and James T. Sharp. The Company did not grant any stock options to NEOs in 2014, 2015 or 2016 and does not maintain any defined benefit or actuarial pension plan, and its nonqualified deferred compensation plan does not pay or provide for preferential or above-market earnings. Accordingly, columns for such elements of compensation are not included in the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Restricted Stock/RSU Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
William A. Furman	2016	950,000	-		3,246,750	2,075,095	272,291	6,544,136
Chairman and Chief Executive	2015	916,667	-		3,714,600	2,108,334	205,530	6,945,131
Officer	2014	829,333	-		2,078,968	1,907,467	484,695	5,300,463

Lorie L. Tekorius	2016	343,338	-		666,000	466,545	114,027	1,589,910
Senior Vice President
Chief Financial Officer and
Treasurer

Mark J. Rittenbaum	2016	476,000	-		832,500	776,031	197,382	2,281,913
Executive Vice President	2015	455,667	-		1,176,290	729,067	187,989	2,549,013
Commercial and Leasing	2014	408,000	-		617,853	652,800	127,098	1,805,751

Alejandro Centurion	2016	535,000	-		832,500	948,440	353,326	2,669,266
Executive Vice President and	2015	501,667	-		1,114,380	823,988	293,478	2,733,513
President of Global Manufacturing Operations	2014	421,333	50,000	(4)	578,219	714,160	198,768	1,962,480

Victoria McManus	2016	370,516	225,000	(5)	1,493,961	563,007	107,792	2,760,276
Executive Vice President
Chief Strategic Officer

James T. Sharp	2016	370,000	-		-	433,717	1,274,858	2,078,575
Executive Vice President and	2015	348,333	-		804,830	557,333	235,030	1,945,526
President of Greenbrier	2014	296,000	-		470,312	473,600	147,713	1,387,625
Leasing Company LLC

(1)

Represents the aggregate grant date fair value of the shares or RSUs computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For purposes of valuation of restricted stock and RSU awards, we assume that no shares or RSUs will be forfeited and performance goals will be achieved at target levels. These amounts reflect the grant date fair value ($27.75 per share on the March 30, 2016 date of grant), and may not correspond to the actual value that will be recognized by the NEOs. One-half of each RSU award is time-vested and will vest in annual installments on the first, second and third anniversaries of the grant date, based on continued employment with the Company. One-half of each RSU award is performance-vested. For the performance-vested RSUs, the grant date fair value is calculated based on the target number of shares which, as of the grant date, was the estimated number of shares to be issued upon vesting of RSUs. If the Company achieves its stretch performance goals as of the end of the performance period, each NEO will receive additional fully vested shares equal to the number of performance-vested RSUs awarded during fiscal year 2016. Such additional shares, if issued, will be valued as of the date of issuance. If, for purposes of this footnote, the maximum number of shares issuable under the performance-vested RSU awards, including such additional shares that may be received if stretch performance is achieved (valued as of the date of the original award because the share value as of the date of issuance after the end of the performance period is not known at this time), had been used in this calculation in lieu of the target number of shares, the amounts in the table for fiscal 2016 would have been 2 times the value of the performance-vested RSUs shown in the table, or $4,870,125 for Mr. Furman, $999,000 for Ms. Tekorius, $1,248,750 for Mr. Rittenbaum, $1,248,750 for Mr. Centurion and $1,910,211 for Ms. McManus.

(2)	Represents short-term cash incentive bonuses earned by each NEO under the 2016 bonus plan for executive officers. See “Compensation Discussion and Analysis — Short-Term Incentives — Cash Bonuses.”

(3)

See “All Other Compensation Table for Fiscal 2016” below for detail on amounts included in this column, which include perquisites, the Company’s contributions to the Nonqualified Deferred Compensation Plan, Company match on executive contributions to the 401(k) plan, executive life insurance program benefits and various other compensation amounts.

(4)

Represents a special discretionary bonus awarded to Mr. Centurion for fiscal 2014 in recognition of his exemplary performance in the timely and efficient opening of the Tlaxcala, Mexico facility and the orderly exit of Concarril Plant 1.

(5)	Represents a signing bonus awarded to Ms. McManus upon joining the Company as Executive Vice President and Chief Strategic Officer.

All Other Compensation Table for Fiscal 2016

Name	Perquisites and Personal Benefits ($)(1)	NQ Deferred Compensation Plan Contributions ($)(2)	401(k) Matching Contributions ($)(3)	Dividends ($)	Life Insurance ($)	Other ($)		Total ($)
William A. Furman	27,927	183,500	-	60,864	-	-		272,291
Lorie L. Tekorius	48,853	38,810	10,650	6,914	8,800	-		114,027
Mark J. Rittenbaum	13,200	141,001	10,800	17,231	15,150	-		197,382
Alejandro Centurion	66,644	224,134	10,600	15,598	36,350	-		353,326
Victoria McManus	11,390	5,035	9,917	-	81,450	-		107,792
James T. Sharp	13,200	173,655	5,924	10,963	26,200	1,044,916	(4)	1,274,858

(1)

Includes payments made on behalf of: Mr. Furman of $914 for use of a Company car, $19,900 for financial, investment and tax advisors and $7,113 for club dues; Ms. Tekorius of $9,600 for car allowance, $34,253 for use of an aircraft chartered by the Company and $5,000 for reimbursement of personal travel expenses incurred ancillary to Company business activity; Mr. Rittenbaum of $13,200 for car allowance; Mr. Centurion of $13,200 for car allowance and $1,842 for club dues and $51,602 in relocation expenses; Ms. McManus of $11,390 for car allowance; and Mr. Sharp of $13,200 for car allowance. On occasion during fiscal 2016, certain of the named executive officers were accompanied by a spouse or significant other on business trips using an aircraft chartered by the Company, but no amounts are included because there was no incremental cost to the Company. Employees of the Company, including our named executive officers, occasionally use company-owned properties for personal use. No amounts with respect to any such use are included because there was no incremental cost to the Company.

(2)

These amounts represent (i) the Company’s contributions for Messrs. Rittenbaum, Centurion and Sharp, respectively, under the target benefit component of the Company’s Nonqualified Deferred Compensation Plan made in January 2016 on behalf of the NEOs, with respect to the plan year ended December 31, 2015; and (ii) the Company’s contribution for Mr. Furman and Mss. Tekorius and McManus, respectively, to the non-qualified deferred compensation plan for executive officers who do not participate in the target benefit plan.

(3)	These amounts represent the Company’s matching contribution to each NEO’s 401(k) plan account.

(4)

Represents amounts accrued by the Company for future payments to be made to Mr. Sharp in connection with his retirement on December 31, 2016 pursuant to the separation and consulting agreement entered into in May 2016 between Mr. Sharp and the Company, including $819,252 for lump-sum severance payment, $28,800 for car allowance, $18,000 for consulting fees and $178,865 for contribution to the Company’s Non-Qualified Deferred Compensation Plan on Mr. Sharp’s behalf.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2016

Name	Grant Date(1)	Possible Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or RSUs(4) (#)	Grant Date Fair Value of Stock/RSU Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William A. Furman	3-30-16	655,500	1,092,500	2,185,000	29,250	58,500	117,000	58,500	3,246,750
Lorie L. Tekorius	3-30-16	154,502	257,504	515,007	6,000	12,000	24,000	12,000	666,000
Mark J. Rittenbaum	3-30-16	257,040	428,400	856,800	7,500	15,000	30,000	15,000	832,500
Alejandro Centurion	3-30-16	288,900	481,500	963,000	7,500	15,000	30,000	15,000	832,500
Victoria McManus	3-30-16	177,848	296,413	592,826	7,500	15,000	30,000	15,000	832,500
	10-21-15	N/A	N/A	N/A	N/A	N/A	N/A	18,202	661,461
James T. Sharp	N/A	177,600	296,000	592,000	N/A	N/A	N/A	-	-

(1)	Dates in this column represent grant dates for equity incentive plan awards.

(2)

All amounts reported in these columns represent potential short-term incentive award payout amounts under the fiscal 2016 bonus plan for executive officers, if performance had been achieved at the threshold, target or stretch goal levels. Target amounts are set as a percentage of base salary; threshold amounts are equal to 60% of target amounts; and maximum amounts are equal to 200% of target amounts. Actual short-term incentive awards earned during fiscal 2016 are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(3)	All amounts reported in these columns represent the portion of RSU awards that are performance-vested. See “Compensation Discussion and Analysis — Long-Term Incentive-Restricted Stock Unit Awards.”

(4)

Represents time-vested RSUs, which vest ratably over three years, subject to continued employment. Vesting may be accelerated in certain circumstances, as described under “Potential Payments Upon Termination or Change of Control.”

(5)

Represents the aggregate grant date fair value of RSU awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the performance-vested RSUs is based on the target under the award, estimated to be the probable outcome of the performance conditions as of the grant date, multiplied by the closing market price of the Company’s Common Stock on the grant date.

Material Terms of Employment Agreements and Other Arrangements

The Company has employment agreements with Mr. Furman, Mr. Rittenbaum and Mr. Centurion. In May 2016, in anticipation of Mr. Sharp’s retirement at the end of calendar year 2016, the Company and Mr. Sharp entered into a separation and consulting agreement. The separation and consulting agreement, which supersedes Mr. Sharp’s prior employment agreement, provides for the same level of base salary, bonus opportunity and employee benefits through the remainder of his employment term. Following his retirement on or before December 31, 2016, Mr. Sharp will become a consultant to the Company for a period of 18 months, providing consulting services regarding transition and business strategies up to 8 hours a month, for a monthly fee of $1,000. In addition, following retirement, Mr. Sharp will receive a lump sum severance payment equal to the sum of (y) an amount equal to one times Mr. Sharp’s annual base salary, plus (z) an amount equal to one times the average of the annual cash bonuses received by Mr. Sharp for fiscal 2015 and fiscal 2016 and will be eligible to receive a one-time contribution of twice the amount the Company otherwise would have contributed to the Company’s Nonqualified Deferred Compensation Plan.

The employment agreements, and the separation and consulting agreement in Mr. Sharp’s case, with the NEOs provide for certain payments and benefits in the event the executive’s employment is terminated by the Company without cause. The employment agreements also provide for payments and benefits in the event that the executive is terminated following a change of control of the Company. Details of the payments and benefits triggered by different termination events are discussed and disclosed in tabular format under the heading “Potential Post-Termination Payments,” following the Equity Compensation Plan Information table.

Restricted Stock Unit Awards

During fiscal 2016 the Company granted restricted stock unit awards of 117,000 RSUs to Mr. Furman; 24,000 RSUs to Ms. Tekorius; 30,000 RSUs to Mr. Rittenbaum; 30,000 RSUs to Mr. Centurion; and 30,000 RSUs to Ms. McManus. Each unit represents the right to receive one share of Company stock upon vesting of the unit. Half of the RSUs granted in each individual RSU award are subject to time-based vesting and half of the RSUs are subject to performance-based vesting, as described more fully in the Compensation Discussion and Analysis, under the heading “Long-Term Incentives — Restricted Stock Unit Awards.” Ms. McManus also received an additional restricted stock unit award of 18,202 RSUs subject to time-based vesting. Vesting of unvested RSUs will accelerate in the event of termination of the NEO’s employment under certain circumstances, as described below.

Acceleration of RSUs Subject to Time Vesting Provisions.     All unvested RSUs subject to time vesting provisions (“time-based RSUs”) held by Messrs. Furman, Rittenbaum, Centurion and Sharp and Mss. Tekorius and McManus will automatically vest upon death, disability or retirement pursuant to the terms of the RSU award agreements. In addition, all time-based RSUs held by Messrs. Furman, Rittenbaum and Centurion will immediately vest upon the Company’s termination of the executive other than for “cause” pursuant to such executives’ individual agreements. In the event of a termination of employment during the two-year period following a “change of control” of the Company (as defined in the executives’ respective employment agreements), all time-based RSUs held by Messrs. Furman, Rittenbaum and Centurion will vest if the termination is by the Company other than for “cause” or by the executive for “good reason” (as such terms are defined in the executives’ respective employment agreements).

Acceleration of RSUs Subject to Performance Vesting Provisions.     All unvested RSUs subject to performance vesting provisions (“performance-based RSUs”) held by Messrs. Furman, Rittenbaum, Centurion and Sharp and Mss. Tekorius and McManus will automatically vest upon death or disability at target levels of performance pursuant to the terms of the RSU award agreements. In the event that Mr. Furman, Ms. Tekorius, Mr. Rittenbaum, Mr. Centurion or Ms. McManus retires prior to the end of the 30-month performance period, the performance-based RSUs held by such executive will continue to vest based on performance during the entire measurement period, and the retired executive will receive a pro-rated number of shares equal to the number of vested RSUs multiplied by a fraction, the numerator of which is the number of months during the performance period that the executive remained in service with the Company and the denominator of which is 30. Under the terms of his separation and consulting agreement, upon his retirement, all unvested performance-based RSUs held by Mr. Sharp will vest at the target performance level and Mr. Sharp will be entitled to receive a prorated number of shares, based on the number of months during the performance measurement period that he remained employed. Under the terms of the employment agreements with Messrs. Rittenbaum and Centurion, upon termination of the executive’s employment by the Company without cause or termination by the executive with good reason, all performance-based RSUs will continue to vest based on performance during the applicable performance period the executive will become entitled to receive the number of shares issuable under the RSUs, if any, based upon the level of performance achieved during the entire performance period. Under Mr. Furman’s employment agreement, in the event of the Company’s termination of his employment without cause or Mr. Furman’s termination of his employment for good reason, all performance-based RSUs will continue to vest based on performance during the applicable performance period and Mr. Furman will become entitled to receive the number of shares issuable under the RSUs, if any, based upon the level of performance achieved during the entire performance period. In the event of a change of control prior to the end of the performance period, all performance-based RSUs will automatically convert into time-based RSUs, and will vest in equal monthly installments over the 30-month performance period. The Compensation Committee will determine the level of performance against performance goals through the date of the change of control, and if such performance exceeds the target level, the recipient will be entitled to receive additional shares, based on the level of performance in excess of target, which shares will be time-vested and will vest in full at the end of the measurement period, provided the recipient remains employed by the Company. In the event that the executive’s employment is terminated without cause or for good reason within two years following the change of control, vesting of the converted time-based shares would accelerate, pursuant to the terms of the executive’s employment agreement or change of control agreement, as applicable.

OUTSTANDING EQUITY AWARDS AT AUGUST 31, 2016

	Stock Awards
Name	Number of Shares of Stock or RSUs that Have Not Vested (#)		Market Value of Shares of Stock or RSUs that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, RSUs or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, RSUs or Other Rights that Have Not Vested ($)
William A. Furman	6,932	(1)	234,925	50,235	(2)	1,702,464
	20,000	(3)	677,800	58,500	(4)	1,982,565
	58,500	(5)	1,982,565

Lorie L. Tekorius	799	(1)	27,078	7,117	(2)	241,195
	2,833	(3)	96,010	12,000	(4)	406,680
	12,000	(5)	406,680

Mark J. Rittenbaum	2,060	(1)	69,813	15,909	(2)	539,156
	6,333	(3)	214,625	15,000	(4)	508,350
	15,000	(5)	508,350

Alejandro Centurion	1,928	(1)	65,340	15,071	(2)	510,756
	6,000	(3)	203,340	15,000	(4)	508,350
	15,000	(5)	508,350

Victoria McManus	18,202	(6)	616,866	15,000	(4)	508,350
	15,000	(5)	508,350

James T. Sharp	1,568	(1)	53,140	4,768	(7)	161,588
	4,333	(3)	146,845

(1)

Time-based RSU awards for each of Messrs. Furman, Rittenbaum, Centurion and Sharp and Ms. Tekorius granted on May 5, 2014 and vest over a period of three years in annual increments of 33 1/3 percent of each award beginning one year from grant date.

(2)

Performance-based RSU awards for each of Messrs. Furman, Rittenbaum and Centurion and Ms. Tekorius granted on May 22, 2015 and subject to vesting contingent on the achievement of performance targets as of August 31, 2017. The number of shares and payout value for these awards are calculated based on achieving between target and stretch performance goals, which would result in 167.8% of the EBITDA performance-based shares vesting and 167.1% of the ROE performance-based shares vesting.

(3)

Time-based RSU awards for each of Messrs. Furman, Rittenbaum, Centurion and Sharp and Ms. Tekorius granted on May 22, 2015 and vest over a period of three years in annual increments of 33 1/3 percent of each award beginning one year from grant date.

(4)

Performance-based RSU awards for each of Messrs. Furman, Rittenbaum, and Centurion and Mss. Tekorius and McManus granted on March 30, 2016 and subject to vesting contingent on the achievement of performance targets as of August 31, 2018. The number of shares and payout value for these awards are calculated based on achieving target performance goals, which would result in 100% of the subject shares vesting.

(5)

Time-based RSU awards for each of Messrs. Furman, Rittenbaum and Centurion and Mss. Tekorius and McManus granted on March 30, 2016 and vest over a period of three years in annual increments of 33 1/3 percent of each award beginning one year from grant date.

(6)	Time-based RSU award for Ms. McManus granted on October 21, 2015 and vests over a period of three years in annual increments of 33 1/3 percent of each award beginning one year from grant date.

(7)

Performance based RSU award for Mr. Sharp granted on May 22, 2015 and subject to vesting contingent on the achievement of performance targets as of August 31, 2017. The number of shares and payout value for these awards are calculated based on 100% of the shares vesting based on the terms of the separation and consulting agreement dated May 10, 2016.

STOCK VESTED DURING FISCAL 2016

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting of Shares During the Year Ended August 31, 2016 ($)
William A. Furman	70,752	2,289,586
Lorie L. Tekorius	8,334	268,717
Mark J. Rittenbaum	20,943	677,859
Alejandro Centurion	19,481	630,955
Victoria McManus	-	-
James T. Sharp	13,825	457,570

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
William A. Furman	-	183,500	31,048	-	383,560
Lorie L. Tekorius	-	38,810	8,863	-	83,825
Mark J. Rittenbaum	292,239	141,001	65,525	-	910,617
Alejandro Centurion	-	224,134	80,826	-	941,813
Victoria McManus	-	5,035	557	-	5,592
James T. Sharp	249,276	173,655	71,725	-	1,088,847

(1)	All contribution amounts shown in this column are reported as fiscal 2016 compensation in the Summary Compensation Table, under the “All Other Compensation.”

(2)

The Nonqualified Deferred Compensation Plan does not pay above-market or preferential earnings, therefore no earnings reported in this column are reported as fiscal 2016 compensation in the Summary Compensation Table.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of August 31, 2016 with respect to our equity compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	495,137	(1)	N/A	476,770	(2)
Equity compensation plans not approved by security holders	None		N/A	None

(1)	For performance-based awards, represents number of shares issuable at target levels of performance.

(2)	Represents shares available for issuance under the Stock Incentive Plan.

POTENTIAL POST-TERMINATION PAYMENTS

Benefits Triggered upon Termination Following a Change of Control

Amended and restated employment agreements entered into effective August 28, 2012 with Mr. Furman, Mr. Rittenbaum and Mr. Centurion provide for certain benefits to these officers if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a “change of control” of the Company. Mss. Tekorius and McManus have change of control agreements that provide for similar benefits upon their termination of employment under these scenarios.

In the above-described agreements, the definition of “change of control” generally is defined to include the acquisition by any individual, entity or group of 30% or more of our stock, consummation of a merger or consolidation that results in 50% or more of our stock being owned by persons who were not stockholders prior to the transaction, a sale of substantially all of our assets, the dissolution or liquidation of the Company, or replacement of a majority of the members of the Board by individuals whose nomination, election or appointment was not approved by the incumbent Board.

“Cause” is defined to include the conviction of or a plea of guilty or no contest to a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs the executive’s ability to perform substantially the executive’s duties for the Company. “Good reason” generally is defined to include a change in title, position or responsibilities that does not represent a promotion, a decrease in base salary exceeding 5%, a decrease in annual bonus opportunity exceeding 20%, and a home office relocation of over 30 miles.

The following table shows the estimated change of control benefits that would have been payable to the NEOs if a change of control (as defined in the applicable agreement) had occurred on August 31, 2016 and, except as noted, each officer’s employment had been terminated on that date either by us without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock/RSU Acceleration(3) ($)	Supplemental Retirement Benefits(4) ($)	Other(5) ($)	Total ($)	280G Capped Amount(6) ($)
William A. Furman	9,125,144	18,928	5,894,555	-	26,400	15,065,027	12,478,592
Lorie L. Tekorius	1,198,784	17,040	1,080,481	-	-	2,296,305	2,276,661
Mark J. Rittenbaum	3,071,373	23,390	1,623,094	861,416	26,400	5,605,673	4,627,739
Alejandro Centurion	3,553,035	47,531	1,590,390	1,154,606	26,400	6,371,962	4,488,825
Victoria McManus	1,059,761	89,690	1,633,566	-	-	2,783,017	3,421,574
James T. Sharp	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)

Cash Severance Benefit. The employment agreement with Mr. Furman provides for a payment equal to three times the sum of his current base salary plus the average of the two most recent annual bonuses received by Mr. Furman. The employment agreements with Mr. Rittenbaum and Mr. Centurion provide for a payment equal to two and one half times the sum of their current base salary plus the average of the two most recent annual bonuses received by the executive. The change of control agreements with Mss. Tekorius and McManus provide for a payment equal to one and one half times the sum of their current base salary plus the average of the two most recent annual bonuses received by the executive. All payments are to be made in a single lump sum within 30 days after the date of termination, unless a delay in payment is required in order to comply with the requirements of section 409A of the Internal Revenue Code.

(2)

Insurance Continuation. If cash severance benefits are triggered, the employment agreements with Messrs. Furman, Rittenbaum and Centurion also provide that we will pay the cost of life, accident and health insurance benefits paid for by us at the time of termination for up to 24 months following the termination of employment. Under the terms of his employment agreement, the Company is required to provide continued health insurance benefits at the Company’s expense for Mr. Furman and his spouse until Mr. Furman reaches age 75. The change of control agreement with Mss. Tekorius and McManus provide that we will pay the cost of all health and welfare benefits paid for by us at the time of termination for up to 18 months following the termination of employment. The amounts in the table above represent 12 months of life and health insurance premium payments at the rates paid by us for each of these executives as of August 31, 2016.

(3)

Restricted Stock/RSU Acceleration. Under their employment agreements, in the event of the Company’s termination of the executive other than for “cause” or the executive’s termination of his employment for “good reason” during the two-year period following the change of control of the Company, all unvested shares and RSUs held by Messrs. Furman, Rittenbaum and Centurion will vest, with performance-based shares and RSUs vesting at the target performance level. Under Ms. Tekorius’ and Ms. McManus’ change of control agreements, restricted stock and RSU awards will vest upon termination of such executive’s employment by the Company other than for “cause” or disability or the executive’s termination of her employment for “good reason” during the change of control period, with performance-based shares and RSUs vesting at the target level.

The amounts in the table above represent the number of shares of unvested restricted stock and RSUs multiplied by a stock price of $33.89 per share, which was the closing price of our Common Stock on August 31, 2016. The expense that the Company would record would differ from the amount above under FASB ASC Topic 718 because the amount of unamortized expense is based upon the stock price as of the date of grant, rather than as of the date of vesting.

(4)

Supplemental Retirement Benefits. The Company provides supplemental retirement benefits under the terms of the target benefit program under the Company’s Nonqualified Deferred Compensation Plan. Under the terms of the program, in the event that employment of a participant in the target benefit program is terminated within twenty-four months following a change of control of the Company by the Company other than for cause or by the executive for good reason, the Company is obligated to contribute to the program on behalf of each such terminated participant an amount equal to the discounted present value of the contributions that would have been required had the participant remained employed until age 65. The amount shown in the table above is the amount that would be required to be contributed to the program on behalf of each participating NEO, assuming that the executive terminated employment as of August 31, 2016 following a change of control. Such amounts are based on the discounted present value of the average amount of contributions made on behalf of each executive during the most recent three year period.

(5)

Other. Pursuant to their employment agreements, the Company will provide Messrs. Furman, Rittenbaum and Centurion with continuation of the Company’s customary automobile benefit at the Company’s expense, for a period of two years following termination of employment. For each of them, the amount above represents the cost of the post-termination automobile benefit for two years, based on the current or estimated future annual cost of the executive’s leased car or other automobile benefit.

(6)

280G Capped Amount. Under all of the change of control provisions described above, the amount of change of control benefits each officer will receive is capped at an amount that will prevent any payments being non-deductible under section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or subject to excise tax under Code section 4999. The amounts shown in this column are the capped amounts, which are equal to one dollar less than the product of three-times the amount of the officers “base amount,” which, as calculated under Code section 280G, is equal to the average of the officer’s W-2 wages over the five-year period preceding the change of control event (or such shorter period as the officer has been employed by the Company).

Benefits Triggered on Involuntary Termination of Employment without Cause

The following table shows the estimated benefits that would have been paid to each of Messrs. Furman, Rittenbaum, Centurion and Sharp if the officer’s employment had been terminated on August 31, 2016, either by us other than for “cause” or by the officers with “good reason,” pursuant to the terms of such officer’s individual agreement with the Company. Mss. Tekorius and McManus do not have employment agreements with the Company.

Name	Cash Severance Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock/RSU Acceleration(3) ($)	Supplemental Retirement Benefits(4) ($)	Other(5) ($)	Total ($)
William A. Furman	6,083,429	18,928	6,580,320	-	39,600	12,722,277
Lorie L. Tekorius	N/A	N/A	N/A	N/A	N/A	N/A
Mark J. Rittenbaum	2,457,098	23,390	1,840,295	282,002	26,400	4,629,185
Alejandro Centurion	2,842,428	47,531	1,796,136	448,268	26,400	5,160,763
Victoria McManus	N/A	N/A	N/A	N/A	N/A	N/A
James T. Sharp	988,858	N/A	199,985	357,730	N/A	1,546,573

(1)

Cash Severance Benefit. Employment agreements with each of Messrs. Furman, Rittenbaum and Centurion, provide for lump sum cash severance payments equal to two times the sum of base salary plus the average bonus amount. The separation and consulting agreement with Mr. Sharp provides for a lump sum cash severance payment equal to one times his base salary plus an amount equal to the average amount of the cash bonuses he received for fiscal 2016 and 2015. Messrs. Furman, Rittenbaum and Centurion also are entitled to receive a pro-rated bonus for the year of termination, based on the greater of the average bonus amount or the executive’s target bonus amount, and the number of days worked during the year of termination. Since it is assumed that termination is on August 31, 2016, the cash severance benefit amount includes 100% of the average bonus amount, in addition to the multiples of salary and bonus described above. All payments are to be made in a single lump sum within 30 days after the executive signs a release of claims against the Company, subject to the potential application of the six-month delay requirement applicable to “specified employees” under IRC §409A.

(2)

Insurance Continuation. Employment agreements with Messrs. Furman, Centurion and Rittenbaum provide for continuation of life, accident and health insurance benefits paid by us for up to 24 months following the termination of employment by the Company other than for “cause” or by the executive for “good reason,” except to the extent similar benefits are provided by a subsequent employer. In addition, under the terms of his employment agreement, the Company is required to provide continued health insurance benefits at the Company’s expense for Mr. Furman and his spouse until Mr. Furman reaches age 75. The amounts in the table above represent 12 months of life, accident and health insurance premium payments at the rates paid by us for each of these officers as of August 31, 2016.

(3)

Restricted Stock/RSU Acceleration. Under the terms of employment agreements with each of Messrs. Furman, Rittenbaum and Centurion, in the event of termination of the executive’s employment by the Company without cause or the executive’s termination of his employment for “good reason,” all unvested time-based shares and RSUs will vest; all performance-based restricted stock awards will vest at the target performance level, and all performance-based RSUs will continue to vest based on performance during the applicable performance period and the executive will become entitled to receive the number of shares issuable under the RSUs, if any, based upon the level of performance achieved during the entire performance period. Information regarding unvested restricted stock and RSUs held by the NEOs is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the number of shares of unvested restricted stock and RSUs multiplied by a stock price of $33.89 per share, which was the closing price of our Common Stock on August 31, 2016, and, with respect to performance-based RSUs held by each of Messrs. Furman, Rittenbaum and Centurion, vesting of certain performance-based RSUs at the target performance level and vesting of certain performance-based RSU’s between target and stretch performance levels. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price as of the date of grant, rather than as of the date of vesting.

(4)

Supplemental Retirement Benefit. The Company provides supplemental retirement benefits under the target benefit program under the Company’s Nonqualified Deferred Compensation Plan. Under the terms of their employment agreements Messrs. Rittenbaum and Centurion will continue to be treated as participants in the supplemental retirement plan for two years following termination of employment. The amount shown in the table above for Messrs. Rittenbaum and Centurion is the estimated amount of two years’ additional contributions under the target benefit program for each participating executive, assuming that the executive’s employment was involuntarily terminated as of August 31, 2016. Under the terms of his separation and consulting agreement, following his retirement Mr. Sharp is entitled to twice the amount of Company contributions to the Nonqualified Deferred Compensation Plan that he would have received for fiscal 2016, had he remained eligible to receive contributions under the terms of that Plan.

(5)

Other. Pursuant to their employment agreements, the Company will provide Messrs. Rittenbaum and Centurion with continued participation in the Company auto program, at the Company’s expense, for a period of two years following termination of employment. Pursuant to his employment agreement, Mr. Furman will continue to receive the Company’s customary automobile benefit for three years following termination of employment. The amount above represents the current annual cost of the employees’ participation in the Company’s automobile program for the applicable period, based on the current or estimated future annual cost of the executive’s leased car or other automobile benefit.

The Company’s obligation to pay severance benefits is, in all cases, contingent upon the officer executing a release of claims in favor of the Company. The Company’s obligation to pay severance benefits to each of Messrs. Rittenbaum, Centurion and Sharp is contingent upon the officer’s compliance with the terms of a covenant not to compete in favor of the Company for one year following termination of employment.

Benefits Triggered on Retirement

The following table shows estimated benefits that would have been payable by the Company to the NEOs if each officer’s employment terminated on August 31, 2016 by reason of retirement, excluding amounts payable under the Company’s 401(k) Plan.

Name	Annual Insurance Continuation(1) ($)	Restricted Stock/RSU Acceleration(2) ($)	Annual Retirement Benefit(3) ($)	Total ($)
William A. Furman	18,928	4,313,282	N/A	4,332,210
Lorie L. Tekorius	N/A	N/A	N/A	N/A
Mark J. Rittenbaum	N/A	N/A	N/A	N/A
Alejandro Centurion	N/A	N/A	N/A	N/A
Victoria McManus	N/A	N/A	N/A	N/A
James T. Sharp	N/A	N/A	1,044,917	1,044,917

(1)

Insurance Continuation. Under the terms of his employment agreement, the Company is required to provide continued health insurance benefits at the Company’s expense for Mr. Furman and his spouse until Mr. Furman reaches age 75. The amount in the table represents the annual premium payments at the rates paid by us for Mr. Furman as of August 31, 2016.

(2)

Restricted Stock/RSU Acceleration. Under the terms of the Company’s standard forms of agreements for restricted shares and RSUs, all unvested time-based shares and RSUs become fully vested upon retirement. Performance-based RSUs will continue to vest based upon performance during the measurement period, and the recipient will be entitled to receive a prorated number of shares, at the end of the measurement period. Retirement age is 65 for purposes of restricted stock and RSU vesting on retirement, except as otherwise determined at the discretion of the CEO. Only Mr. Furman is eligible to retire. The amounts in the table above represent the number of unvested time-based shares and RSUs, multiplied by a stock price of $33.89 per share, which was the closing price of our Common Stock on August 31, 2016, plus the value of the pro rata portion of performance-based shares and RSUs that would have accelerated if the executive had retired on August 31, 2016, assuming that time-adjusted performance goals had been met at stretch levels as of that date. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price on the date of grant and not on the vesting date.

(3)

Severance Benefit. Under the terms of his separation and consulting agreement, following his retirement date, Mr. Sharp is entitled to receive a lump sum severance payment equal to one times his base salary plus an amount equal to the average amount of the cash bonuses he received for fiscal 2016 and 2015 and including an additional contribution to the Company’s nonqualified deferred compensation plan.

Benefits Triggered on Disability or Death

The following table shows estimated benefits that would have been payable by the Company to the NEOs if each officer’s employment terminated on August 31, 2016 by reason of death or disability.

Name	Estimated Cash Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock/RSU Acceleration(3) ($)	Annual Retirement Benefit ($)	Total ($)
William A. Furman	2,091,715	18,928	5,894,555	N/A	8,005,198
Lorie L. Tekorius	N/A	N/A	1,080,481	N/A	1,080,481
Mark J. Rittenbaum	N/A	N/A	1,623,094	N/A	1,623,094
Alejandro Centurion	N/A	N/A	1,590,390	N/A	1,590,390
Victoria McManus	N/A	N/A	1,633,566	N/A	1,633,566
James T. Sharp	N/A	N/A	N/A	N/A	N/A

(1)

Cash Benefit. Under the terms of his employment agreement, in the event of termination due to death or disability, Mr. Furman (or his estate) is entitled to receive an amount equal to the prorated portion of the cash bonus which would have been payable to him for the portion of the fiscal year during which he was employed by the Company. Since it is assumed that the triggering event occurs on August 31, 2016, the amount of estimated cash benefit is equal to a full year’s cash bonus, estimated to be the amount of the average of the most recent two years’ cash bonuses actually paid to Mr. Furman.

(2)

Insurance Continuation. Under the terms of his employment agreement, in the event Mr. Furman’s employment terminates for any reason, including death or disability, the Company is required to provide continued health insurance benefits at the Company’s expense for Mr. Furman (in the case of disability) and his spouse until Mr. Furman reaches age 75 (or would have reached age 75, in the case of his death). The amount in the table represents the annual premium payments at the rates paid by us for Mr. Furman as of August 31, 2016.

(3)

Restricted Stock/RSU Acceleration. Under the terms of the Company’s standard forms of agreements, all unvested shares of restricted stock and RSUs become fully vested upon termination due to death or disability, with performance-based shares and RSUs vesting at the target level. The amounts in the table above represent the number of shares of unvested restricted stock and RSUs (with performance shares and RSUs at target level) multiplied by a stock price of $33.89 per share, which was the closing price of our Common Stock on August 31, 2016. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price as of the date of grant rather than as of the vesting date.

Compensation of Directors

Members of the Board of Directors who are our employees are not separately compensated for serving on the Board of Directors. Each director who is not our employee receives a $75,000 annual cash retainer fee. The Audit Committee chairman receives an additional annual cash retainer of $20,000, and each other committee chairman receives an additional annual cash retainer of $15,000. The Lead Director, which position is held by Duane McDougall, receives an additional annual cash retainer of $70,000. Members of the Audit, Compensation and Nominating and Corporate Governance Committees each also receive an additional annual cash retainer of $5,000. All annual retainer fees are paid quarterly.

Under the terms of the Company’s 2014 Amended and Restated Stock Incentive Plan, our non-employee directors receive annual grants of restricted shares of the Company’s Common Stock with a fair market value equal to $125,000 (rounded up to the nearest whole share) made immediately after the close of each annual shareholder meeting, with such shares vesting on the date of the next annual shareholder meeting.

The following table summarizes the compensation of the members of the Board of Directors who are not employees of the Company for the fiscal year ended August 31, 2016.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Thomas B. Fargo	82,500		125,031		-	2,411		209,942
Graeme A. Jack	110,000		125,031			2,898		237,929
Duane C. McDougall	173,750		125,031			2,898		301,679
Victoria McManus	26,250	(2)	-	(2)		-		26,250
A. Daniel O’Neal Jr.	40,000	(4)	-			104,886	(4)	144,886
Charles J. Swindells	82,500		125,031			82,898	(3)	290,429
Wendy L. Teramoto	75,000		125,031			2,898		202,929
Donald A. Washburn	105,000		125,031			2,898		232,929
Kelly M. Williams	82,500		125,031			2,411		209,942

(1)

Amounts shown in this column are calculated based upon the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Such amounts may not correspond to the actual value that will be realized by them if and when the restricted stock awards vest. The aggregate number of shares received as stock awards outstanding as of August 31, 2016 for each of the directors receiving stock awards is 3,953 shares.

(2)

Ms. McManus resigned from the Board in October 2015. As a result of her resignation from the Board, Ms. McManus forfeited the director restricted stock award granted following the Company’s 2015 annual meeting that otherwise would have vested in January 2016.

(3)	Pursuant to a consulting agreement with the Company entered into in January 2016, Mr. Swindells received $80,000 in consulting fees and $2,898 in dividends from the Company during fiscal 2016.

(4)	Mr. O’Neal received $104,400 in consulting fees and auto allowance and $486 in dividends. Mr. O’Neal retired from the Board in January 2016.

In the event a non-employee director ceases to be a director due to death, disability or retirement, or because he or she is not re-elected to serve an additional term as a director, any unvested restricted shares shall immediately become fully vested. If a non-employee director ceases to be a director by reason of removal or resignation as a member of the Board, any unvested restricted shares shall automatically be forfeited, and the shares subject to such award shall be available for grant under the 2014 Amended and Restated Stock Incentive Plan.

Risks Arising From the Company’s Compensation Policies and Practices

The Company’s Compensation Committee oversees compensation policies and practices to ensure that they do not promote undue risk-taking. In 2016, the Compensation Committee evaluated the current risk profile of the Company’s executive and broad-based compensation policies and practices. In its evaluation, the Compensation Committee reviewed the executive compensation structure, including the structure of its short-term incentive plan, pursuant to which bonuses may be earned if pre-established financial performance metrics and individual performance goals are achieved, and the performance metrics based on profitability and growth for vesting of restricted stock unit awards made under the Company’s long-term incentive plan. The Compensation Committee noted numerous ways in which risk is effectively managed or mitigated, including the balance between short-term and long-term incentives and use of multiple performance measures. Based on the results of its evaluation, the Compensation Committee concluded that any risks associated with the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

Additional Information

We file annual, quarterly, and special reports, proxy statements and other information with the SEC. Shareholders may inspect and copy these materials at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Copies of our annual, quarterly and special reports, Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter and the Company’s Corporate Governance Guidelines are available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com.

REPORT OF THE AUDIT COMMITTEE

Board of Directors

The Greenbrier Companies, Inc.

The Audit Committee of the Board of Directors is established pursuant to the Company’s Bylaws, as amended, and the Audit Committee Charter adopted by the Board of Directors. A copy of the Charter, as amended, is available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Charter.

For fiscal 2016, the members of the Audit Committee of the Board of Directors were Graeme A. Jack (Chairman), Duane C. McDougall, Victoria McManus, Kelly M. Williams and Donald A. Washburn. Effective October 21, 2015, Ms. McManus resigned as a member of the Board and effective October 30, 2015, Ms. Williams became a member of the Audit Committee. Each member of the Audit Committee who served during fiscal 2016 is, or during the time of their service was, an independent director as defined under the rules of the New York Stock Exchange (“NYSE”). The Board annually reviews applicable standards and definitions of independence for Audit Committee members and has determined that each member of the Audit Committee meets such standards.

With respect to the year ended August 31, 2016, in addition to its other work, the Audit Committee:

•	Reviewed and discussed with the Company’s management and independent auditors the audited financial statements of the Company as of August 31, 2016, and for the year then ended;

•

Discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, regarding “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board (now Auditing Standard No. 1301 effective December 31, 2016); and

•

Received from the independent auditors written disclosures and a letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with the auditors the firm’s independence.

Based upon the review and discussions summarized above, together with the Committee’s other deliberations and Item 8 of SEC Form 10-K, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company, as of August 31, 2016 and for the year then ended, be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2016 for filing with the SEC.

October 19, 2016

Graeme A. Jack, Chairman

Duane C. McDougall

Donald A. Washburn

Kelly M. Williams

The above shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to beneficial ownership of the Company’s Common Stock (the only outstanding class of voting securities of the Company) by each of our directors or nominees for director, by each of our Named Executive Officers, by all of our current directors and executive officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock. We believe the persons and entities named below hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated in the footnotes. The information with respect to each person or entity specified is as supplied or confirmed by such person or entity, is based upon statements filed with the SEC or is based upon our knowledge, and is as of November 4, 2016, unless otherwise indicated in the footnotes.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of(2) Class
William A. Furman	892,327		3.1%
One Centerpointe Drive, Suite 200
Lake Oswego, Oregon 97035
Thomas B. Fargo	3,953		(3)
Graeme A. Jack	39,438		(3)
Duane C. McDougall	39,176		(3)
Charles J. Swindells	24,000		(3)
Wendy L. Teramoto	17,982		(3)
Donald A. Washburn	32,749		(3)
Kelly M. Williams	3,953		(3)
Alejandro Centurion	21,356		(3)
Victoria McManus.	16,362		(3)
Mark J. Rittenbaum	96,976		(3)
James T. Sharp	9,813		(3)
Lorie T. Tekorius.	23,441		(3)
All directors and executive officers as a group (17 persons)(4)	1,295,567		4.6%
BlackRock, Inc.	2,920,710	(5)	10.3%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	4,386,156	(6)	15.5%
100 Vanguard Blvd.
Malvern, PA 19355
Dimensional Fund Advisors LP	1,947,519	(7)	6.9%
Building One
6300 Bee Cave Road
Austin, TX 78746

(1)

More than one person may be deemed to be a beneficial owner of the same securities as determined in accordance with the rules of the SEC. In certain cases, voting and investment power may be shared by spouses under applicable law. The inclusion of shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

(2)

Calculated based on number of outstanding shares as of November 4, 2016, which is 28,367,827 plus the total number of shares of which the reporting persons have the right to acquire beneficial ownership within 60 days following November 4, 2016.

(3)	Less than one percent.

(4)	A portion of these shares for certain of the individuals is subject to certain vesting requirements.

(5)

As reported in Schedule 13G dated December 31, 2015 and filed with the SEC on January 8, 2016. BlackRock has sole voting power over 2,839,580 shares reported and sole dispositive power over all 2,920,710 shares reported. BlackRock does not have shared voting power or shared dispositive power over any of the shares reported.

(6)

As reported in Amendment No. 4 to Schedule 13G dated June 30, 2016 and filed with the SEC on July 11, 2016. The Vanguard Group has sole voting power with respect to 35,258 shares reported and sole dispositive power with respect to 4,348,150 shares reported. The Vanguard Group has shared power to vote or direct to vote 4,124 shares reported and shared dispositive power with respect to 38,006 shares reported.

(7)

As reported in Amendment No. 7 to Schedule 13G dated December 31, 2015 and filed with the SEC on February 9, 2016. Dimensional Fund Advisors LP (“Dimensional”) has sole voting power with respect to 1,892,170 shares reported and sole dispositive power with respect to all 1,947,519 reported. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Amendment No. 7 to Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of the Company’s securities with the SEC and the NYSE. Officers, directors and greater than 10% beneficial owners are required by Commission regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on review of the copies of such reports furnished to us and written representations from reporting persons that no other reports were required, to our knowledge all of the Section 16(a) filing requirements applicable to such persons with respect to fiscal year 2015 were complied with, except that the Form 4 filed by Victoria McManus on October 22, 2015 should have disclosed forfeiture of restricted stock in connection with her resignation as a director, and such forfeiture was reported late on an amendment to that Form 4 which amendment was filed on November 2, 2015.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires that we provide shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC, which disclosures include the disclosures in the Compensation Discussion and Analysis and the compensation tables and narrative disclosures following the Compensation Discussion and Analysis. We provide our shareholders with the opportunity to vote on an advisory basis on the compensation of our named executive officers annually.

Our compensation practices and programs are designed to reward performance and reinforce teamwork and cooperation in achieving business success, as described in detail under the heading “Compensation Discussion and Analysis.” They are also designed to attract, retain and motivate highly qualified executives and employees. At our 2016 annual meeting, our fifth advisory vote on executive compensation passed by a vote of approximately 95% of votes cast, following approval in 2015 by a vote of approximately 98% of the votes cast. We believe that the favorable vote in 2016 is a result of our continuing engagement with shareholders during 2015, and the actions we previously took in response to the feedback we received from shareholders, which included eliminating all tax-gross-up payments under the Company’s executive life insurance program and supplemental executive retirement program; eliminating all modified “single trigger” change of control provisions in agreements with the Company’s executive officers; adopting stock ownership guidelines for our executive officers and non-employee directors; adopting an incentive compensation claw-back policy and amending the 2010 Amended and Restated Stock Incentive Plan to eliminate features that we do not utilize in our equity incentive program, and that are considered disfavored practices, including authority to grant re-load stock options, stock option and stock appreciation rights share recycling, cash-out of underwater stock options, company loans to pay stock option exercise price, and automatic vesting of stock options in a change of control. All of these changes have served to further strengthen the link between pay and performance in our compensation programs and practices, and to further align the interests of our named executive officers and our shareholders.

This Proposal 2 allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the compensation paid to the named executive officers through the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in accordance with the rules of the SEC, which disclosures include the disclosures in the Compensation Discussion and Analysis and the compensation tables and narrative disclosures following the Compensation Discussion and Analysis.”

In order for this Proposal 2 to be approved, the number of votes cast “FOR” approval must exceed the number of votes cast “AGAINST” approval. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements. Broker discretionary voting of uninstructed shares is not permitted on this Proposal 2. Abstentions and broker non-votes of uninstructed shares will not affect the outcome of voting on this Proposal 2.

The Board of Directors recommends a vote FOR the resolution set forth in Proposal 2 above, and unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR this resolution.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF AUDITORS

For the years ended August 31, 2015 and 2016 KPMG LLP (“KPMG”) performed professional services for the Company.

The Audit Committee has appointed, and recommends the approval of the appointment of, KPMG to audit the consolidated financial statements of the Company for the year ending August 31, 2017. Shareholder ratification of the Audit Committee’s selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. The Board of Directors, however, is submitting the selection of KPMG to the shareholders for ratification. In the event the shareholders do not ratify the appointment of KPMG, the selection of an independent registered public accounting firm will be determined by the Audit Committee after careful consideration of any information submitted by the shareholders.

A representative of KPMG is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for fiscal 2017. Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for fiscal 2017.

Fees Paid to KPMG

The Audit Committee pre-approved 100% of the audit services, audit-related services, tax services and other services provided by KPMG in fiscal 2016 and 2015.

Audit and audit-related fees paid to KPMG for the years ended August 31, 2016 and 2015 aggregated $3,949,630 and $4,343,124 and were composed of the following:

	2016	2015
Audit Fees	$2,613,140	$2,783,124
Audit-Related Fees	377,508	843,000

Total Audit and Audit-Related Fees	2,990,648	3,626,124
Tax Fees	958,982	747,000
All Other Fees	-	-

Total Audit, Audit-Related and Tax Fees	$3,949,630	$4,343,124

Audit Fees.     This category consists of fees billed for the audit of the Company’s annual financial statements for the fiscal years ended August 31, 2016 and 2015 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and Sarbanes-Oxley Section 404 review.

Audit-Related Fees.     This category consists of fees billed for the benefit plan audit, SSAE 16 audits and due diligence for the years ended August 31, 2016 and 2015.

Tax Fees.     This category consists of fees billed for tax return preparation and for services associated with routine tax advice concerning federal, state, local and foreign tax matters.

The Audit Committee has adopted a policy, as amended, for the pre-approval of services provided by the independent auditors. A copy of the Policy Regarding the Approval of Audit and Non-Audit Services Provided by the Independent Auditor is attached as Appendix A. The Audit Committee has considered whether the provision by KPMG of non-audit services is compatible with maintaining KPMG’s independence.

OTHER BUSINESS

Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting or any adjournments or postponements thereof.

SHAREHOLDER PROPOSALS

To be eligible for inclusion in the Company’s proxy materials for the 2017 Annual Meeting of Shareholders, a proposal intended to be presented by a shareholder for action at that meeting, in addition to complying with the shareholder eligibility and other requirements of the Commission’s rules governing such proposals, must have been received not later than July 23, 2016 by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

Shareholders may bring business before an annual meeting only if the shareholders proceed in compliance with the Company’s Amended and Restated Bylaws. For business to be properly brought before the 2018 Annual Meeting by a shareholder, notice of the proposed business must be given to the Secretary of the Company in writing on or before the close of business on July 17, 2017. The notice to the Secretary must set forth as to each matter that the shareholder proposes to bring before the meeting: (a) a brief description of the business and reasons for conducting such business at the annual meeting; (b) the shareholder’s name and address as they appear on the Company’s books; (c) the class and number of shares beneficially owned by the shareholder; (d) any material interest of the shareholder in such business and a description of all arrangements and understandings between such shareholder and any other person (including their names) in connection with the proposal of such business; and (e) a representation that the shareholder intends to appear in person at the annual meeting and bring such business before the meeting. The presiding officer at any annual meeting shall determine whether any matter was properly brought before the meeting in accordance with the above provisions. If the presiding officer should determine that any matter has not been properly brought before the meeting, he or she will so declare at the meeting and any such matter will not be considered or acted upon.

Shareholders may nominate a candidate for election as a director only if the shareholders proceed in compliance with the Company’s Amended and Restated Bylaws. For a candidate to be nominated by a shareholder as a director for the 2018 Annual Meeting, notice of such prospective candidate nomination must be received by the Secretary of the Company in writing on or before the close of business on July 17, 2017. To be in proper written form, a shareholder’s notice to the Secretary for an annual meeting of shareholders must (i) set forth as to each person whom the shareholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the nominee or in which such nominee has an economic interest through derivative instruments, and (D) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (ii) set forth as to the shareholder giving the notice (A) the name and record address of such shareholder, (B) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such shareholder or in which such shareholder has an economic interest through derivative instruments, (C) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination or nominations are to be made by such shareholder, (D) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in the notice, and (E) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a signed written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

To be eligible for inclusion in the Company’s proxy materials for the 2018 Annual Meeting, a proposal intended to be presented by a shareholder for action at that meeting, in addition to complying with the shareholder eligibility and other requirements of the Commission’s rules governing such proposals, must be received not later than July 13, 2016 by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

A copy of the Company’s 2016 Annual Report on Form 10-K will be available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035, or on the Company’s website at http://www.gbrx.com.

By Order of the Board of Directors,

/s/ Sherrill A. Corbett
Sherrill A. Corbett
Secretary

November 14, 2016

APPENDIX A

POLICY REGARDING THE APPROVAL OF AUDIT AND NON-AUDIT SERVICES

PROVIDED BY THE INDEPENDENT AUDITOR

Purpose and Applicability

We recognize the importance of maintaining the independent and objective viewpoint of our independent auditors. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee, and the independent auditors.

The Company (which includes consolidated subsidiaries as used herein) recognizes that the Company’s independent registered public accounting firm (the “Audit Firm”) possesses a unique knowledge of the Company, and, as a worldwide firm, can provide necessary and valuable services to the Company in addition to the annual audit. Consequently, this policy sets forth guidelines and procedures to be followed by the Company when retaining the Audit Firm to perform audit and nonaudit services.

Policy Statement

All services provided by the Audit Firm, both audit and nonaudit, must be pre-approved by the Audit Committee or a Designated Member (as defined below). Although the Sarbanes-Oxley Act of 2002 permits de minimis exceptions, our policy is to pre-approve all audit and nonaudit services. Examples of audit and permitted non-audit services include:

•	Audits of the Company’s financial statements required by SEC rules, lenders, statutory requirements, regulators, and others, including quarterly review procedures.

•

Consents, comfort letters, reviews of registration statements and similar services that incorporate or include the audited financial statements of the Company, including responding to the SEC or other regulators regarding such financial statements.

•	Employee benefit plan audits.

•

Accounting consultations and support related to the application of generally accepted accounting principles or the implementation of new laws or regulations, such as compliance with the Sarbanes-Oxley Act, including Section 404 of the Act.

•	Tax compliance and related support for any tax returns filed by the Company, including returns filed by any executive or expatriate under a company-sponsored program.

•	Tax advice, planning and support.

•	Merger and acquisition due diligence services.

The Audit Committee or a Designated Member may pre-approve at any time up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax and other non-audit services, in each case described in reasonable detail and subject to any specific annual monetary limit also approved by the Audit Committee or a Designated Member. The Audit Committee must be informed about each such service that is actually provided.

For each proposed service, the independent auditors shall provide detailed back-up documentation at the time of approval to permit the Audit Committee or a Designated Member to make a determination whether the provision of such services would impair the auditor’s independence. Such documentation should be so detailed that there should never be any doubt as to whether any particular service was brought to the attention of, considered and pre-approved by the Audit Committee or a Designated Member. At a minimum, in connection with seeking pre-approval for a proposed service or class of services, the Company’s independent auditor shall (i) provide the Audit Committee or Designated Member with a written description of the nature and scope of the service, including the fee structure for the engagement; (ii) describe and discuss with the Audit Committee or Designated Member the potential effects of the service on the firm’s independence; and (iii) document the substance of its discussion with the Audit Committee or Designated Member. As an example of the level of detail required for pre-approval, in connection with pre-approval of the preparation of the Company’s federal, state and local corporate tax returns, the back-up documentation provided should identify clearly each return, including information on each jurisdiction where a return is to be filed, the type or types of tax return, and how often each return is to be prepared and filed.

When considering whether to grant an approval, the Audit Committee should consider the nature, scope and fees of the service to be provided to the Company as well as the principles and guidance established by the SEC and PCAOB with respect to auditor independence, including the fact that an auditor cannot (i) function in the role of management; (ii) audit his or her own work; or (iii) serve in an advocacy role for the Company.

Delegation of Pre-Approval

The Audit Committee may delegate to one or more designated member(s) of the Audit Committee a “Designated Member”), who is independent as defined under the standards of the NYSE, the authority to grant pre-approvals of permitted services (defined below), or classes of permitted services, to be provided by the Audit Firm. The decisions of a Designated Member to pre-approve a permitted service shall be reported to the Audit Committee at each of its regularly scheduled meetings.

All fees paid to the Audit Firm will be disclosed in the Company’s annual proxy statement in accordance with applicable SEC rules, including disclosure of the amount of Audit Fees, Audit Related Fees, Tax Fees and All Other Fees.

Prohibited Services

The Company may not engage the Audit Firm to provide the nonaudit services described below to the Company, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements:

1. Bookkeeping or Other Services Related to the Company’s Accounting Records or Financial Statements. The Audit Firm may not maintain or prepare the Company’s accounting records or prepare the Company’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC.

2. Appraisal or Valuation Services, Fairness Opinions or Contribution-in-Kind Reports. The Audit Firm may not provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Company’s financial statements, or where the Audit Firm would audit the results. Transfer studies, cost segregation studies and other tax-only valuations are not prohibited services.

3. Actuarial Services. The Audit Firm may not provide insurance actuarial-oriented advisory services unless the Company uses its own actuaries or third party actuaries to provide management with the primary actuarial capabilities, and management accepts responsibility for actuarial methods and assumptions.

4. Management Functions or Human Resources. Partners and employees of the Audit Firm may not act as a director, officer, or employee of the Company, or perform any decision-making, supervisory, or ongoing monitoring function for the Company. The Audit Firm cannot recruit potential employees, act as a negotiator on the Company’s behalf, deliver employee testing or evaluation programs, or recommend or advise that the Company hire a specific candidate for a specific job.

5. Broker-Dealer, Investment Adviser, or Investment Banking Services. The Audit Firm may not serve as a broker-dealer, promoter or underwriter of the Company’s securities.

6. Legal Services and Expert Services Unrelated to the Audit. The Audit Firm may not provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction.

7. Internal Audit Outsourcing. The Audit Firm may not provide any internal audit services relating to accounting controls, financial systems, or financial statements.

8. Financial Information Systems Design and Implementation. The Audit Firm may not design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements, taken as a whole.

9. Other Services. The Audit Firm may not provide any other services that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Non-prohibited services shall be deemed permitted services and may be provided to the Company with the pre-approval of a Designated Member or by the full Audit Committee, as described herein.

Audit Committee Review of Services

At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the services, or grouping of related services, provided by the Audit Firm.

•	A listing of newly pre-approved services since its last regularly scheduled meeting.

At least annually, the Audit Committee shall review, in addition to the fee disclosure in the proxy statement:

•	An updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the Audit Firm.

Effective Date

This policy shall be effective immediately upon approval by the Audit Committee.

Adopted by the Audit Committee on April 8, 2003.

Amended on July 10, 2007.

Amended on April 5, 2011.

APPENDIX B

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of Net Earnings to Adjusted EBITDA

(in thousands)

	Year Ended August 31,
	2016	2015	2014
Net earnings	$284,824	$265,309	$149,779
Interest and foreign exchange	13,502	11,179	18,695
Income tax expense	112,322	112,160	72,401
Depreciation and amortization	63,345	45,156	40,422
Gain on contribution to joint venture	-	-	(29,006)
Restructuring charges	-	-	1,475

Adjusted EBITDA	$473,993	$433,804	$253,766

B-1

THE GREENBRIER
COMPANIES
IMPORTANT ANNUAL MEETING INFORMATION 000004
ENDORSEMENT LINE SACKPACK
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6
C123456789
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒
Annual Meeting Proxy Card
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1. Election of Directors: For Withhold For Withhold +
01 - Graeme A. Jack 02 - Wendy L. Teramoto
For Against Abstain
For Against Abstain
2. Advisory vote on the compensation of the Company’s named executive officers.
3. Ratify the appointment of KPMG LLP as the Company’s independent auditors for 2017.
The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
B Non-Voting Items
Change of Address — Please print new address below.
Comments — Please print your comments below.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign and date exactly as your name or names appear above. If more than one name appears, all should sign. Persons signing as attorney, executor, administrator, trustee, guardian, corporate officer or in any other official or representative capacity, should also provide full title. If a partnership, please sign in full partnership name by authorized person.
Date (mm/dd/yyyy) — Please print date below.
Signature 1 — Please keep signature within the box.
Signature 2 — Please keep signature within the box.
C 1234567890 J N T
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
1UP X 2961 121
02GLWB

You are cordially invited to attend the 2017 Annual Meeting of Shareholders of The Greenbrier Companies, Inc., which will be held at the Benson Hotel, 309 SW Broadway, Portland, Oregon beginning at 2:00 P.M. on Friday, January 6, 2017.
Whether or not you plan to attend the meeting, please sign, date and return your proxy form as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. It is important that your stock be represented.
Sherrill A. Corbett
Secretary
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on January 6, 2017: The Proxy Statement and Annual Report to Shareholders are available at www.gbrx.com/proxy.
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
THE GREENBRIER
COMPANIES
Proxy — The Greenbrier Companies, Inc.
Solicited on Behalf of the Board of Directors of the Company
The undersigned hereby appoints William A. Furman, Charles J. Swindells and Donald A. Washburn as proxies, each with full power of substitution, to vote all of the Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of The Greenbrier Companies, Inc. to be held on Friday, January 6, 2017 beginning at 2:00 P.M. Portland, Oregon time and at any adjournments or postponements thereof.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, FOR THE RESOLUTION SET FORTH IN PROPOSAL 2 AND FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL 2017. THE PROXY HOLDERS WILL HAVE DISCRETION TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.